UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Summit Hotel Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(l) and 0-11.

March 31, 2023
Dear Fellow Stockholder:
You are cordially invited to attend the 2023 annual meeting of stockholders of Summit Hotel Properties, Inc., to be held on Wednesday, May 24, 2023, at 8:00 a.m. Central Time, at the Hampton Inn & Suites located at 200 San Jacinto Boulevard, Austin, Texas 78701.
The attached proxy statement, accompanied by the notice of annual meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Summit Hotel Properties, Inc. by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number, or via the internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed, or you may withdraw your proxy at the meeting and vote your shares in person. We look forward to seeing you at the meeting.
Sincerely,
Jonathan P. Stanner
Director, President & Chief Executive Officer

SUMMIT HOTEL PROPERTIES, INC.
13215 BEE CAVE PARKWAY, SUITE B-300
AUSTIN, TEXAS 78738
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2023
The 2023 annual meeting of stockholders of Summit Hotel Properties, Inc., will be held on Wednesday, May 24, 2023, at 8:00 a.m. Central Time, at the Hampton Inn & Suites located at 200 San Jacinto Boulevard, Austin, Texas 78701 for the following purposes:
1.
To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualified;

2.
To consider and vote upon the ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for 2023;

3.
To consider and vote upon an advisory (non-binding) resolution on executive compensation; and

4.
To transact such other business as may be properly brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a holder of record of our common stock at the close of business on March 7, 2023, the record date.
Whether or not you plan to attend the annual meeting your vote is very important, and the Company encourages you to promptly authorize a proxy to vote your shares.
Austin, Texas March 31, 2023	BY ORDER OF THE BOARD OF DIRECTORS Christopher Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary

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PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Proxy Solicitation
The Board of Directors (the “Board”) of Summit Hotel Properties, Inc., has made these materials available to you on the internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its 2023 annual meeting of stockholders to be held on May 24, 2023, at 8:00 a.m. Central Time, at the Hampton Inn & Suites located at 200 San Jacinto Boulevard, Austin, Texas 78701, and at any adjournments or postponements thereof. These materials were first made available to stockholders on March 31, 2023. Unless the context requires otherwise, references in this proxy statement to “Summit,” “we,” “our,” “us” and the “Company” refer to Summit Hotel Properties, Inc. and its consolidated subsidiaries.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice of Internet Availability. Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.
No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.
Summit Contact Information
The mailing address of our principal executive office is 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738, and our main telephone number is (512) 538-2300. We maintain an internet website at www.shpreit.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
On what am I voting?
You are being asked to consider and vote on the following proposals:
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Election of the eight director nominees named in this proxy statement (Proposal 1);

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Ratification of Ernst & Young, LLP (“EY”) as our independent registered public accounting firm for 2023 (Proposal 2); and

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An advisory (non-binding) resolution to approve executive compensation (Proposal 3).

Who can vote?
Holders of our common stock as of the close of business on the record date, March 7, 2023, are entitled to vote, either in person or by proxy, at the annual meeting. Each share of our common stock is entitled to one vote. Cumulative voting is not permitted in the election of directors.
How do I vote or authorize a proxy to vote my shares?
By Proxy.   Before the annual meeting, you may authorize a proxy to vote your shares in one of the following ways:
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By telephone;

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By internet; or

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By completing and signing your proxy card and mailing it in time to be received prior to the annual meeting.

The telephone and internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or internet, please follow the instructions that are included in the Notice of Internet Availability and the proxy card. If you mail us your properly completed and signed proxy card, or vote by telephone or internet, your shares will be voted according to the choices that you specify.
If you sign and mail your proxy card without marking any choices, your proxy will be voted:
FOR the election of all director nominees named in this proxy statement (Proposal 1);
FOR the ratification of EY as our independent registered public accounting firm for 2023 (Proposal 2); and
FOR the approval of an advisory (non-binding) resolution on executive compensation (Proposal 3).
We do not expect that any other matters will be brought before the annual meeting. If an issue should arise for vote at the annual meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their discretion.
In Person.   If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and you may attend the annual meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 7, 2023. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to those shares.
May I change or revoke my vote?
Yes. You may change your vote or revoke your proxy at any time prior to the annual meeting by:
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Notifying our Secretary in writing that you are revoking your proxy;

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Providing another signed proxy that is dated after the proxy you wish to revoke;

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Using the telephone or internet voting procedures; or

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Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a duly executed proxy.

Will my shares be voted if I do not provide my proxy?
It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the annual meeting.
Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of EY as our independent registered public accounting firm for 2023 (Proposal 2) if you do not provide your voting instructions timely, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1 and 3) are not considered “routine” and therefore may not be voted by your broker without instruction.
What constitutes a quorum?
As of the record date, a total of 106,901,576 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting. To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or authorize a proxy to vote by telephone or on the internet, your shares will be counted for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.
What vote is needed to approve the matters submitted?
Election of Directors (Proposal 1).   The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal. The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. For additional information regarding this policy, please see “The Board of Directors and Its Committees — Policy on Voting Regarding Directors.”
Ratification of Appointment of EY (Proposal 2).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Approval on an Advisory (Non-Binding) Resolution on Executive Compensation (Proposal 3).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Householding.   We are sending only a single Notice of Internet Availability to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs. We will deliver promptly, upon written request or oral request, a separate copy of the Notice of Internet Availability to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single copy of this document for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies in the future to the following address: Summit Hotel Properties, Inc., Attention: Secretary, 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

PROPOSAL 1:
ELECTION OF DIRECTORS
Introduction
As of March 31, 2023, the Board has eight members. The eight people named below, each of whom currently serves on the Board, have been recommended by the Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board has no reason to believe that any of the nominees will be unable, or will decline, to serve if elected. The Board has determined that each director nominee named below except Mr. Stanner is independent under applicable SEC and New York Stock Exchange (the “NYSE”) rules.
Recommendation:
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
The following table sets forth the name, position with the Company and age (as of the annual meeting) of each nominee for election to the Board at the annual meeting:
Board of Directors Nominees
Name, Age	Director Since	Position	Service on Other U.S. Public Company Boards
Bjorn R. L. Hanson, 71	2011	Independent Director	N/A
Jeffrey W. Jones, 61	2014	Chairman of the Board and Chair of Audit Committee	Noodles & Company (NASDAQ: NDLS)
Kenneth J. Kay, 68	2014	Independent Director and Chair of Compensation Committee	Genius Sports Ltd. (NYSE: GENI)
Mehulkumar B. Patel, 47	2022	Independent Director	N/A
Amina Belouizdad Porter, 39	2021	Independent Director	N/A
Jonathan P. Stanner, 42	2021	Director, President and Chief Executive Officer	N/A
Thomas W. Storey, 66	2011	Independent Director	N/A
Hope S. Taitz, 59	2017	Independent Director and Chair of Nominating and Corporate Governance Committee	Aequi Acquisition Corp (NASDAQ: ARBG)
We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, diversity, attributes or skills of each nominee that led us to conclude that he or she should serve as a director, if elected.
Nominees
Bjorn R. L. Hanson.   Dr. Hanson has been a member of the Board since February 2011. Dr. Hanson served as our Lead Independent Director from June 2015 to January 2017, chaired the Audit Committee from December 2013 to June 2015 and chaired the Nominating and Corporate Governance Committee from May 2016 to May 2020. Dr. Hanson’s career has been in the hospitality industry. He founded the hospitality, sports, convention and leisure practices and held various positions at PricewaterhouseCoopers and Coopers & Lybrand, including National Industry Chairman for the Hospitality Industries, National Service Line Director for Hospitality Consulting, National Industry Chairman for Real Estate, Real Estate Service

Line Director and National Director of Appraisal Services. Additionally, he served on PricewaterhouseCooper’s U.S. leadership committee and global financial advisory services management committee. Dr. Hanson was also managing director with two Wall Street firms, Kidder, Peabody & Co. and PaineWebber Inc., for which he led banking and research departments for lodging and gaming. He joined the New York University in 2008 as a clinical professor teaching in the Tisch Center for graduate and undergraduate hospitality and tourism programs. In 2010, he was appointed as the NYU divisional dean of that program and in 2012 was appointed co-interim dean of one of NYU’s 18 schools and colleges. He is now Adjunct Clinical Professor. Dr. Hanson is an active lodging consultant, including as an expert witness and researcher, and is the Executive Vice President of 795 Fifth Avenue Corporation, the entity that owns The Pierre, A Taj Hotel, New York. Dr. Hanson received a B.S. from Cornell University School of Hotel Administration, an M.B.A. from Fordham University and a Ph.D. from New York University.
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Hanson should serve as a director, if elected, because he brings a wide range of experience in consulting and investment banking in the hospitality industry to the Board. He also brings research and quantitative analysis perspectives on the hospitality and tourism industries, which enhances the ability of the Board to analyze macroeconomic issues and trends relevant to our business. Finally, Dr. Hanson’s leadership roles in market trend analysis, economic analysis and financial analysis specific to our industry provide the Board with additional depth in analyzing financial reporting issues faced by companies similar to ours.
Jeffrey W. Jones.   Mr. Jones has been a member of the Board since July 2014 and currently serves as Chairman of the Board and chair of the Audit Committee and is a member of the Compensation Committee. Prior to being appointed Chairman of the Board on January 1, 2022, Mr. Jones served as the Company’s Lead Independent Director. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the Board of Directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones also served as President — Lodging, Retail and Real Estate. Mr. Jones is also currently Chairman of the Board of Directors, chairs the audit committee and is a member of the compensation committee for Noodles & Company (NASDAQ: NDLS), a publicly held fast-casual restaurant chain. Mr. Jones also serves on the Board of Directors, is the Lead Independent Director, chairs the audit and finance committee and is a member of the compensation committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. Mr. Jones also serves on the Board of Directors of Invited (f/k/a ClubCorp), a privately held hospitality company. He is also a member of the US Bank Advisory Board. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a B.A. in Accounting and American Studies from Mercyhurst College (n/k/a Mercyhurst University) and is a member of the American Institute of Certified Public Accountants (AICPA).
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Jones should serve as a director, if elected, because of his significant management, financial, hospitality industry and mergers and acquisition experience and expertise, which he has acquired through his fifteen years as a chief financial officer, including ten years as chief financial officer and four years as a director, as well as president of lodging, retail and real estate, of a publicly held resort management company. In addition, Mr. Jones’s other experience in leadership roles as a corporate board director and audit committee member and chair provides the Board with perspective into corporate governance best practices.
Kenneth J. Kay.   Mr. Kay has been a member of the Board since July 2014 and currently serves as chair of the Compensation Committee. Since March 2023, he also serves on the Board of Directors, is the chair of the audit committee and is a member of the nominating and corporate governance committee of Genius Sports Ltd. (NYSE: GENI), the official data, technology and broadcast partner company that powers the global ecosystem connecting sports, betting and media. Mr. Kay is a Managing Director of Raven LLC, an investment and advisory services firm located in Las Vegas, Nevada, a position he has held since co-founding the firm in 2012. From July 2015 until July 2022, Mr. Kay was the Chief Financial Officer and a member of the Office of the CEO of MGM Holdings, Inc., a leading entertainment studio focused on the production and global distribution of film and television content, that was acquired by Amazon.com, Inc. in March 2022. Previously, Mr. Kay held the position of Chief Financial Officer of Las Vegas Sands Corp. (“Las Vegas Sands”) (NYSE: LVS) from December 2008 to July 2013, a leading global hospitality and gaming company. Prior to working for Las Vegas Sands, Mr. Kay was Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. (“CBRE”) (NYSE: CBG), a global commercial real estate services firm, from June 2002 to December 2008. Mr. Kay began his career with PricewaterhouseCoopers, primarily focusing his efforts on large, publicly owned multinational companies. After leaving public accounting, his career included senior financial and operational roles at Ameron International, Systemed Inc., Universal Studios and, just prior to CBRE, as Chief Financial Officer of Dole Food Company, Inc. (formerly NYSE: DOLE). Mr. Kay is a member of the Board of Governors of Cedars Sinai Medical Center and The Board of Advisors of the USC Leventhal School of Accounting. Mr. Kay received a B.S. degree in accounting and an M.B.A. degree from the University of Southern California. Mr. Kay is a Chartered Global Management Accountant, a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Kay should serve as a director, if elected, because of his professional background and experience, education, Fortune 500 senior-executive level positions in real estate and hospitality and his extensive finance, accounting, operational and mergers and acquisitions experience and expertise.
Mehulkumar B. Patel.   Mr. Patel joined the Board in January 2022 upon the substantial completion of the Company’s acquisition of a 27-property portfolio from NewcrestImage. He has been Chairman and CEO of privately owned NewcrestImage since the Dallas-based firm was formed in early 2013 to harness the unique skills and synergies of Newcrest Management and Image Hospitality. From 2013 to 2014, Mr. Patel served as the youngest chairman in the history of the Asian American Hotel Owners Association (AAHOA). He continues to be actively involved in hotel industry leadership roles, serving on the brand councils of, Hyatt Place and Hyatt House for Hyatt Hotels Corporation, and Hampton Inn & Suites for Hilton Worldwide. Currently, he is an owner and serves on the Board of Directors of American Bank, a community bank located in North Dallas, and on the CEO Advisory Board of Aimbridge Hospitality, a global third-party hotel management company. Mr. Patel has previously served on the La Quinta Brand Council and the IHG Owners Association. Born in India, he immigrated to the United States at age 14 and went on to earn a degree in computer information systems at the University of Texas at Arlington.
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Patel should serve as a director, if elected, because of his professional background and experience in the real estate and hospitality industries. His background and upbringing offer unique perspective to the Board and makes Mr. Patel well suited to serve on the Board.
Amina Belouizdad Porter.   Ms. Belouizdad Porter has been a member of the Board since May 2021. From August 2018 to December 2022, Ms. Belouizdad Porter served as the Co-CEO of PS (formerly The Private Suite), a high growth private equity backed company that operates private airport terminals for commercial flights. In January 2023, Ms. Belouizdad Porter took over the role as CEO of PS. Prior to joining PS, she was a Senior Director at Lionstone Investments, from 2013 through July 2018, where she executed on over $1 billion in transactions in multiple real estate classes across the United States. Previously, she spent six years living and working in China where she was Director at China’s first boutique hotel brand, overseeing its development and growth.
Ms. Belouizdad is originally from Algeria and has lived in the UAE, Canada, China and the United States. She speaks five languages and graduated from McGill University (Montreal, QC) with a Bachelor of Commerce, Major in Finance and received her M.B.A., Major in Finance and Real Estate from The Wharton School of the University of Pennsylvania.
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Belouizdad should serve as a director, if elected, because of her professional and educational experiences and her diverse background. Her background and experiences offer unique perspective to the Board and makes Ms. Belouizdad well suited to serve on the Board.
Jonathan P. Stanner.   Mr. Stanner serves as our President and Chief Executive Officer. He was appointed President, Chief Executive Officer and to the Board effective January 15, 2021. Mr. Stanner’s service as President and Chief Executive Officer provides a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Mr. Stanner served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2018 to January 2021. Mr. Stanner served as Executive Vice President and Chief Investment Officer from April 2017 to March 2018. He serves on the Board of the American Hotel & Lodging Association, the AHLA Foundation Board of Trustees, the brand council of AC Hotels for Marriott International, Inc. and on the Hyatt Owners’ Advisory Council. Prior to joining the Company, Mr. Stanner served as Chief Executive Officer of Strategic Hotels & Resorts, Inc. (“Strategic Hotels”), which was publicly traded until being sold to an affiliate of The Blackstone Group L.P. in December 2015. Mr. Stanner held increasingly senior positions with Strategic Hotels during his tenure, including Director of Corporate Finance, Senior Vice President — Capital Markets, Acquisitions, Treasurer and Chief Financial Officer. Prior to joining Strategic Hotels, Mr. Stanner worked in investment banking with Bank of America. Mr. Stanner earned a Bachelor of Science in Management and a Master of Business Administration, both from the Krannert School of Management at Purdue University.
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Stanner should serve as a director, if elected, because he currently serves as our President and Chief Executive Officer and provides a critical link between the executive management team, which is responsible for the day-to-day management of the Company and the Board. We believe his service as a director enables the Board to perform its oversight function with the benefits of management’s perspectives on our business.
Thomas W. Storey.   Mr. Storey has been a member of the Board since February 2011. Mr. Storey served as our Chairman of the Board from July 2015 until January 2017 and chaired the Nominating and Corporate Governance Committee from December 2013 to May 2016. Mr. Storey has worked in the hospitality industry for more than 30 years. From 1999 to 2013 he was employed by Fairmont Raffles Hotels International (“FRHI”), a leading global hotel company with over 125 hotels worldwide under the Fairmont, Raffles and Swissôtel brands, in various roles including; President Fairmont Hotels and Resorts, Executive Vice President, Business Strategy and Executive Vice President, Global Development. From 1984 to 1999, Mr. Storey worked for multiple hospitality companies in an executive capacity including Marriott Hotels and Resorts, Doubletree Hotels, Promus Hotels and Radisson Hotels, International. Mr. Storey has been a member of various hospitality industry organizations, including the American Hotel & Lodging Association, the Travel Industry Association of America, and Professional Conference and Meeting Planners. He previously served on multiple public and private boards including Candlewood Hotels, Legacy Hotels Real Estate Investment Trust, Travelclick, LLC and the Wall Street Institute. Mr. Storey received a B.A. in economics from Bates College and an M.B.A. from the Johnson School at Cornell University.
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Storey should serve as a director, if elected, because he provides the Board with strategic vision specific to the hospitality industry. In addition, Mr. Storey has substantial leadership experience in the hospitality industry, including as Executive Vice President, Business Strategy of FRHI, where Mr. Storey was instrumental in helping lead that company through various lodging cycles. The Board expects Mr. Storey’s experience in analyzing and reacting to changing conditions in the hospitality industry will serve the Board. The Board also expects Mr. Storey’s operations experience with FRHI will help him provide valuable insights to the Board. Mr. Storey also possesses particular expertise in business travel, an important aspect of our business.
Hope S. Taitz.   Ms. Taitz has been a member of the Board since July 2017 and currently serves as chair of the Nominating and Corporate Governance Committee. Ms. Taitz is currently the CEO of ELY Capital (“ELY”) and CEO of Aequi Acquisition Corp (NASDAQ: ARBG) and invests in and advises innovative companies in media, technology and the consumer industries. Prior to ELY, Ms. Taitz was the founder of Catalyst Partners, an investment management firm. After graduating with honors from the University of Pennsylvania majoring in economics and concentrating in marketing, Ms. Taitz began her investment banking career as a mergers and acquisitions analyst at Drexel Burnham Lambert, first as an analyst and then as an associate. Ms. Taitz continued as a Vice President at The Argosy Group (now part of CIBC) and a Managing Director at Crystal Asset Management. Ms. Taitz is the Chair of Aequi Acquisition Corp and sits on the Boards of Athene Holding Ltd. and MidCap Finco Holdings Limited, which are private companies. She previously served on the Boards of Apollo Residential Mortgage, Inc. (“AMTG”), Diamond Resorts, International Inc. (“DRII”), Greenlight Capital RE, Ltd. ("GLRE") as well as Lumenis Ltd.

(“LMNS”). On the not-for-profit side, Ms. Taitz focuses on education and is an advocate for STEM. Originally sitting on the Board of Girls Who Code, she now is a board member on The New York City Foundation for Computer Science working on CS4All and the 2025 STEM Initiative. Ms. Taitz is also a founding board member of YRFDarca, a member of the Wharton School Undergraduate Executive Board as well as an emeritus board member of Pencils of Promise.
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Taitz should serve as a director, if elected, because of her professional background, experience, education and insight into public markets. Her breadth of experience in the investment banking marketplace and board service at both the public and private levels bring unique perspective to the Board and makes Ms. Taitz well suited to serve on the Board.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG, LLP (“EY”)
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
THE COMPANY FOR 2023
Our Audit Committee selected the accounting firm of EY to serve as the Company’s independent registered public accounting firm for 2023. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm. EY has served as the Company’s independent registered public accounting firm since March 2013. An EY representative will be present at the annual meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Recommendation:
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2023.

PROPOSAL 3:
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution. The Board intends to hold the next advisory (non-binding) vote on the compensation of our named executive officers at the 2024 annual meeting.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with SEC rules.
As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual objectives, long-term and strategic objectives and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs.
Accordingly, we are asking our stockholders to approve, in an advisory (non-binding) vote, the following resolution in respect of this Proposal 3:
“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Recommendation:
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION ON THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE
The Board oversees our management and our Company’s business for the benefit of our stakeholders and in order to enhance long-term stockholder value. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended by the Board to enhance our corporate governance principles. A current copy of the Corporate Governance Guidelines can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com.
The Board has also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees. The purpose of the Code of Ethics is to promote honest and ethical conduct and to promote compliance with all applicable rules and regulations that apply to our Company and our directors, officers and employees. A current copy of the Code of Ethics can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com. Any waiver of the Code of Ethics with respect to our executive officers or directors may be made only by the Board or one of our Board’s committees and will be posted timely on our website.
Our Company was built on relationships with investors, lenders, investment banks, franchise brand companies and with our third-party management companies. Management strives to operate our Company with passion, integrity and excellence. We are committed to being open and transparent about our business practices and performance and remaining accountable for our conduct. We are also committed to our stockholders to create long-term value. We follow through on our commitment to stockholders by implementing what we believe are sound corporate governance practices.
Corporate Responsibility Program
We formally established our Corporate Responsibility Program (“CRP”) in 2017 as part of our ongoing commitment to be more inclusive, equitable and sustainable. We believe that the goals and efforts established under our CRP are an important part of our core responsibilities to create a more inclusive, equitable and sustainable world. Our CRP is designed to help our stockholders better understand our commitment and efforts regarding environmental stewardship, social responsibility, governance and resilience. The Company’s Nominating and Corporate Governance Committee provides oversight and direction to management on the reporting and goals contained in our CRP, as well as climate and other environmental, social and governance (“ESG”) related risks, with updates from management on such matters provided at least quarterly. We have based our corporate responsibility goals using the United Nations Sustainable Development Goals as a guide with a focus on those that best align with our business. Since the establishment of our CRP, we have built upon our sustainability objectives, from tracking metrics related to our consumption, waste, recycling and greenhouse gas emissions, to setting measurable, science-informed reduction targets for energy, water and carbon. We are working to improve the efficiency of our buildings and promote sustainable operations through our energy management program. We also formed a 501(c)(3) nonprofit organization to support our community and social programs. We are pleased with the significant progress that we have made with our CRP and look forward to continuing to build on our accomplishments. A current copy of our Corporate Responsibility Report can be found under “Responsibility — About — Download Corporate Responsibility Report” on our website at www.shpreit.com. Neither our CRP nor any of the disclosures otherwise included on our website are incorporated by reference into this proxy statement or any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act. Additionally, disclosures related to our CRP or other ESG efforts are not necessarily “material” under the federal securities law for our reporting or operations but are instead informed by various ESG standards and frameworks and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change, including some factors which may be beyond our control.
Stockholder Right to Amend Bylaws
Stockholders of the Company have the right to amend certain Articles of the Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at duly called annual or special meetings of stockholders by any stockholder that satisfies the ownership requirements specified in Rule 14(a)-8 under the Exchange Act.

Stock Ownership Guidelines
Based on current corporate governance standards, the Board believes all non-employee directors and certain key executive officers should own a meaningful equity interest in our Company to align the interests of directors and executive officers more closely with those of stockholders. Accordingly, the Board has adopted stock ownership guidelines for key executive officers and all non-employee directors.
For purposes of these guidelines, the term “Company common stock” includes, in addition to shares of our common stock, (a) any class of equity securities issued by our operating partnership, Summit Hotel OP, LP (the “Operating Partnership”), that are redeemable for shares of our common stock, whether held directly or indirectly, or by or for the benefit of, immediate family members, and (b) vested and unvested restricted shares of common stock, but excludes (x) stock options, whether exercisable or un-exercisable, (y) unearned performance-based restricted stock and (z) warrants and all other forms of derivative securities.
The Board reviews the minimum equity holdings guidelines for key executive officers on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices and continue to promote the alignment of executive and stockholder interests.
Over time, certain key executive officers are required to hold Company common stock with a value equal to a multiple of their then-current base salary. The equity ownership value for each of these executive officers will be calculated by multiplying the number of shares of Company common stock owned by the trailing ten-trading day volume weighted average price (“VWAP”) of our common stock prior to the date of computation, typically at the end of the fiscal year. The executive officers named in the table below currently hold stock with values at or in excess of the required level, other than Mr. Stanner who was appointed President and Chief Executive Officer in 2021. Mr. Stanner has until January 15, 2026, to achieve the required level of stock ownership. The equity ownership requirements for our key executive officers are as follows:
Name	Multiple of Base Salary
Jonathan P. Stanner, President and Chief Executive Officer	6x
William H. Conkling, EVP and Chief Financial Officer	2x
Christopher R. Eng, EVP, General Counsel & Chief Risk Officer	1x
Paul Ruiz, SVP & Chief Accounting Officer	1x
Each non-employee director is required to hold a number of shares of Company common stock equal to five times his or her annual cash retainer. The equity ownership value for each non-employee director will be calculated by multiplying the number of shares of Company common stock owned by the trailing ten-trading day VWAP of our common stock prior to the date of computation, typically at the end of the fiscal year. Until such time as the required ownership level is achieved, each non-employee director is required to retain at least fifty percent (50%) of the net after-tax profit shares from the vesting of equity awards. The Board reviews the minimum equity holdings guidelines for non-employee directors on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices.
Board of Directors Structure & Practices
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Our Chairman of the Board is independent.

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Twenty-five percent (25%) of our director nominees are female.

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Eighty-eight percent (88%) of our director nominees are independent.

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Forty-three percent (43%) of our non-employee director nominees are from gender/racially/ethnically underrepresented groups.

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Our CEO is the only management director.

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Thoughtful Board refreshment led by the Nominating and Corporate Governance Committee, with three independent directors from gender/racially/ethnically underrepresented groups added since 2017.

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Three fully independent Board committees — Audit, Compensation and Nominating and Corporate Governance.

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All Audit Committee members are “audit committee financial experts.”

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All of our directors must be elected annually by majority vote standard.

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Our directors are subject to a director resignation policy with respect to uncontested elections (see “The Board of Directors and Its Committees — Policy on Voting Regarding Directors” below).

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No shareholder rights plan (Poison Pill) implemented.

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We have opted out of Sections 3-803, 3-804(a)-(c) and 3-805 of Maryland’s Unsolicited Takeovers Act (“MUTA”).

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Annual self-evaluations of the performance of each individual director, each Committee and the Board as a whole.

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Our independent directors meet regularly without the presence of any of our officers or employees.

Stockholder Engagement and Investor Outreach Program
The Board is highly engaged in the Company’s strategic planning and performance. To that end, building and maintaining long-term relationships with our stockholders is a core goal of the Company. Both management and the Board believe that stockholder engagement is a year-round priority and are committed to both proactive and reactive engagement. Management frequently conducts calls, holds meetings or conducts property tours with our stockholders. In doing so, we provide a forum for discussions and feedback regarding the long-term value creation strategy of the Company. In 2022, management engaged with a majority of our largest institutional stockholders. These and other engagements prove invaluable as a way to promote two-way communication with our stockholders regarding the Company’s strategic vision for value creation, confirming the value of our stockholder-friendly governance structures and our approach to corporate responsibility.
Anti-Hedging and Anti-Pledging Policies
The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or our Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan. An exception to this anti-pledging policy may be granted if a director or executive officer desires to pledge securities issued by us or our Operating Partnership as collateral for a loan other than margin debt and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any permitted pledge of securities must be pre-approved by our Chief Executive Officer and our General Counsel. No director or executive officer has pledged securities as collateral for a loan.
Compensation Clawback Policy
The Board has adopted a compensation clawback policy that contains terms to ensure that executives are not unduly enriched by payment of incentives based on financial achievements that are later required to be restated. If our Company is required to restate its audited, consolidated financial results due to material non-compliance with financial requirements under securities laws as a result of misconduct, fraud or negligence as determined in the Board’s sole discretion, each executive that is deemed responsible, as determined in the Board’s sole discretion while taking into consideration all facts and circumstances shall reimburse the Company up to the full amount of the after-tax value of the incentive compensation that would not have been earned if the restated financial information had been accurately reported initially. In addition, the Board may withhold from those executives deemed non-responsible for a restatement, future awards with equivalent value to that of the after-tax value of the awards initially made to such executive on the basis of the restated financial results, but only to the extent such awards were made within the preceding 24 months.

In light of rules recently issued by the SEC regarding clawback policies, we will review our compensation clawback policy in 2023 following the NYSE’s adoption of its relevant clawback listing standards and determine at that time whether any updates to our policy are required.
Succession Planning
The Board, with input from the Nominating and Corporate Governance Committee, regularly reviews our succession plan for the Chief Executive Officer, other executive officers and key employees, to ensure that an appropriate plan is in place for those occurrences that might result in a vacancy in the position of Chief Executive Officer or other management positions.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
We are managed under the direction of our Board. As of March 31, 2023, our directors are: Dr. Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay, Mehulkumar B. Patel, Amina Belouizdad Porter, Jonathan P. Stanner, Thomas W. Storey and Hope S. Taitz. Mr. Jones is the Chairman of the Board. Each of our directors stands for election annually.
Board Refreshment
The Board and the Nominating and Corporate Governance Committee believe it is important for the Board to be refreshed by adding new directors from time to time. In 2021, the Board actively explored adding a new director. The Nominating and Corporate Governance Committee conducted a broad search that went beyond traditional candidate pools and purposely considered candidates that possessed key characteristics, including diversity traits, unique skills and new perspectives that could best perpetuate the success of the Company and contribute to the overall effectiveness of the Board. Effective May 13, 2021, Ms. Amina Belouizdad Porter was appointed to the Board as an independent director and currently sits on our Nominating and Corporate Governance and Compensation Committees. In addition, on January 13, 2022, upon substantial completion of the Company’s acquisition of a 27-property portfolio from NewcrestImage Holdings, LLC (“NewcrestImage”), Mr. Mehulkumar Patel was appointed to the Board as an independent director in accordance with a Director Nomination Agreement. See “Certain Relationships and Related Transactions” in this proxy statement for more detail.
Director Independence
Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE. The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly, or as a stockholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. The Board has determined that Dr. Hanson, Mr. Jones, Mr. Kay, Mr. Patel, Ms. Belouizdad Porter, Mr. Storey and Ms. Taitz have no material relationship with us or our subsidiaries and therefore, are independent under the applicable standards of the NYSE. As a result, a majority of our directors are independent. Mr. Stanner serves as an executive officer and is not considered independent under the applicable standards of the NYSE.
Committees
The Board has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and has adopted a written charter for each committee. A copy of each committee charter is available on our website at www.shpreit.com under the heading “Investors — Corporate Overview — Governance Documents.”
Audit Committee
The members of the Audit Committee are Mr. Jones (Chair), Dr. Hanson, Mr. Kay and Ms. Taitz. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each member meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Mr. Jones, Dr. Hanson, Mr. Kay and Ms. Taitz each is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.
The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, pre-approving audit and non-audit fees and reviewing the adequacy of our internal accounting controls, our internal audit functions and Sarbanes-Oxley Act compliance. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel or outside advisors for this purpose where appropriate. The Audit

Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). Additionally, the Audit Committee is responsible for monitoring information security risk and information security risk policies and procedures.
Compensation Committee
The members of the Compensation Committee are Mr. Kay (Chair), Mr. Jones, Ms. Belouizdad Porter, and Mr. Storey. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE. Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.
The Compensation Committee exercises all powers delegated to it by the Board in connection with compensation matters. The Compensation Committee is responsible for the review and approval of the compensation and benefits of our executive officers and directors, administration and recommendations to the Board regarding our compensation and long-term incentive plans, and production of the annual reports on executive compensation for inclusion in our proxy statements. In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate our compensation programs. The Compensation Committee also has authority to grant awards under the Company’s 2011 Equity Incentive Plan as Amended and Restated (“Equity Incentive Plan”).
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Ms. Taitz (Chair), Dr. Hanson, Ms. Belouizdad Porter, and Mr. Storey. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE.
The Nominating and Corporate Governance Committee is responsible for monitoring our compliance with corporate governance requirements of state and federal law, and the rules and regulations of the NYSE; developing and recommending to the Board criteria for prospective members of the Board; conducting Board candidate searches and interviews; overseeing and evaluating the Board and management; monitoring compliance with our Code of Ethics and policies with respect to conflicts of interest; reviewing and approving interested transactions pursuant to our related party transaction policy; periodically evaluating the appropriate size and composition of the Board, recommending, as appropriate, increases, decreases and changes in the composition of the Board; formally proposing the slate of nominees for election as directors at each annual meeting of our stockholders; and providing oversight and guidance for the Company’s Corporate Responsibility Program. In addition, the committee annually facilitates the evaluation of the performance of each individual director, each Committee and the Board as a whole.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Mr. Jones, Mr. Kay, Ms. Belouizdad Porter and Mr. Storey. No member of the Compensation Committee is or has been an employee or officer of the Company. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.
Board Leadership Structure
The Board believes it is important to retain the flexibility to allocate the responsibilities of the positions of the Chairman of the Board and the Chief Executive Officer in the way it believes is in the Company’s best interest. Currently, the Board believes that it is in the Company’s best interest to separate these positions. Mr. Jones, an independent director, currently serves as our Chairman of the Board and was appointed to the position effective January 1, 2022. Prior to serving as our non-executive Chairman of the Board, Mr. Jones was our Lead Independent Director. Mr. Stanner is currently our President and Chief Executive Officer and was appointed to those positions effective January 15, 2021.

Risk Management Oversight
One of the key functions of our Board is informed oversight of our risk management process as well as strategic risks of the Company. At least annually, the Company’s executive officers or employees responsible for the Company’s day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company, including information security matters. At such times, the management team also reviews with the Board the Company’s risk mitigation policies and strategies specific to each risk identified. Throughout the year, management monitors the Company’s risk profile and updates the Board as new material risks are identified or the aspects of a risk previously identified materially change. The Board recognizes that it is neither possible nor prudent to eliminate all risk and believes that assumption of certain risk is inherent for the Company to be competitive and to achieve its business objectives. Our Board administers this oversight primarily through the Audit Committee but also through the other committees of the Board, as appropriate.
Meetings and Attendance
In 2022, the Board met four times in person and four times via video teleconference, the Audit Committee met four times in person and three times via video teleconference, the Compensation Committee met four times in person, and the Nominating and Corporate Governance Committee met four times in person. Each of our currently serving directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during 2022.
Executive Sessions of Our Independent Directors
As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present. Generally, these executive sessions follow regularly scheduled meetings of the Board and the three standing committees. The independent, non-employee directors met in executive session following scheduled meetings in 2022. Mr. Jones presided over the executive sessions of the Board, and the respective Chair of each committee presided over each such committee’s executive sessions.
Director Nominations
Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors who are up for election at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board, or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from directors, stockholders, management and others.
The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee considers many factors, including, but not limited to:
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whether the individual meets the requirements for independence;

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the individual’s general understanding of the various disciplines relevant to the success of a publicly traded company in today’s business environment;

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the individual’s understanding of the Company’s business;

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the individual’s professional expertise and educational background; and

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other factors that promote diversity, equity and inclusion.

The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
We have already achieved significant success in diversity in our Board’s composition with currently over 40% of our non-employee directors being gender and/or ethnically diverse with the Chair of our Nominating and Corporate Governance Committee being gender diverse. In the future, the Nominating and Corporate Governance Committee will strongly consider additional gender and/or ethnically diverse individuals when considering candidates to fill any vacancy or similar new position on the Board. Thus, although we do not have a formal policy about diversity of Board membership, our Nominating and Corporate Governance Committee understands the importance of a diversity of perspectives and experiences to a healthy board culture. The Nominating and Corporate Governance Committee considers a broad range of factors when considering and nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, including race/ethnicity, gender identity and expression and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s demographic background or other diversity considerations.
For purposes of the 2024 annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. Refer to “Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations”, in this proxy statement for more detail. Subject to the discretion of the Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director.
Policy on Voting Regarding Directors
The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors to be elected.
The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include, (i) any stated reason or reasons why stockholders cast votes “against” for the director, (ii) the qualifications of the director, and (iii) whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate.
The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board.
Any director who offers to resign as provided above will not participate in the Nominating and Corporate Governance Committee’s or the Board’s consideration of whether to accept his or her resignation offer.
If a director’s resignation offer is accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the vacancy created by such resignation or to reduce the number of directors constituting the Board.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations, the remaining independent directors will appoint a special committee of the Board to consider the resignation offers and whether to accept the resignation offers.
We will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC, including an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer(s).
Communication with the Board
Stockholders and other interested parties who wish to communicate with the Board, including any non-employee director, or the non-employee directors as a group, or any individual director or directors, may do so by writing to the Chair of the Nominating and Corporate Governance Committee, Board of Directors of Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. The independent, non-employee directors have procedures for the handling of communications from stockholders and other interested parties and have directed our Secretary to act as their agent in processing any communications received. All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees are to be forwarded to the Chair of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees are also to be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board are to be sent to the appropriate member of management. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded but will be made available to any non-employee director who wishes to review them.
Policy Governing Director Attendance at Annual Meetings of Stockholders
We expect each of our directors to attend the annual meeting unless doing so would be impracticable due to unavoidable conflicts or doing so would violate state or local rules and regulations.

DIRECTOR COMPENSATION
Our philosophy is to pay non-employee directors competitively and fairly for the work performed. The Compensation Committee annually reviews our director compensation with the assistance of its independent consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), who annually conducts a competitive analysis of our non-employee director pay levels and program design versus the same peer group used in comparisons of executive compensation (see “Compensation Discussion & Analysis — Peer Group Information”). The design of our non-employee director compensation program reflects recognized best practices and incorporates the following provisions: retainer-only cash compensation with no fees for attending meetings, which is an expected part of board service; significant portion of total compensation in full-value equity awards, for alignment with stockholder interests, with annual grants made based on a fixed-value formula with immediate vesting, to avoid entrenchment; additional retainers for non-executive Chairman of the Board or Lead Independent Director, as applicable, Committee Chairs and committee memberships to recognize additional responsibilities and time commitment; and meaningful share ownership requirements of five times the annual cash retainer.
Directors who are our employees do not receive compensation for their services as directors. For 2022, our non-employee director compensation program consisted of the items noted below. Based on the results of the competitive analysis of our non-employee director pay levels, the Compensation Committee and the Board approved certain changes to the program for 2022 noted below. The compensation increases in 2022 for non-employee directors were the first since 2015 for non-employee directors.
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Annual Cash Retainer.   The annual cash retainer was $60,000 for each non-employee director, an increase of $10,000 from 2021.

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Additional Annual Committee Membership Fee.   The additional annual fee for membership on each of our standing committees was as follows: $12,500 for each member of the Audit Committee, $10,000 for each member of the Compensation Committee and $7,500 for each member of the Nominating and Corporate Governance Committee.

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Additional Annual Committee Chairperson Fee.   Additional annual Committee Chairperson fees were as follows: $15,000 for the Chair of the Audit Committee, $12,500 for the Chair of the Compensation Committee and $10,000 for the Chair of the Nominating and Corporate Governance Committee. The amounts reflect increases of $2,500 for each respective Committee Chair compared to 2021.

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Annual Non-Executive Chairman Fee.   The additional annual retainer fee for our Non-Executive Chairman was $100,000.

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Annual Equity Award.   Following the 2022 annual meeting of stockholders, we granted each non-employee director an equity award consisting of 11,665 shares of our common stock with an aggregate value of approximately $110,000 (the number of shares awarded to each non-employee director was determined by dividing $110,000 by the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date). These shares were granted on May 12, 2022, pursuant to our Equity Incentive Plan and were fully vested on the grant date. The aggregate value of non-employee director equity awards increased by $10,000 from 2021.

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Election to Receive Stock in Lieu of Cash Fees.   Non-employee directors have the option to elect to receive all or any part of the cash fees for board service in fully vested shares of our common stock issued under our Equity Incentive Plan based upon the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date. In 2022, no director elected to receive his or her fees in shares of our common stock in lieu of cash.

We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.

The table below summarizes the compensation paid by us to our non-employee directors for 2022.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bjorn R. L. Hanson	77,500	100,319	177,819
Jeffrey W. Jones	194,375	100,319	294,694
Kenneth J. Kay	91,875	100,319	192,194
Mehulkumar B. Patel*	57,500	132,400	189,900
Amina Belouizdad Porter	75,000	100,319	175,319
Thomas W. Storey	75,000	100,319	175,319
Hope S. Taitz	86,875	100,319	187,194

*
Mr. Patel was appointed to the Board effective January 13, 2022.

(1)
Amounts reflect the aggregate grant date fair value, calculated in accordance with Accounting Standards Codification (“ASC”) 718, of the stock awards granted to our non-employee directors in 2022. Mr. Patel received an additional grant of 3,234 shares of fully vested stock on January 13, 2022 reflecting his partial year of service on the Board from the date of his appointment through our 2022 annual meeting. Each non-employee director received a grant of 11,665 shares of fully vested stock on May 12, 2022.

EXECUTIVE OFFICERS
The following table sets forth the name, position with the Company and age (as of the annual meeting) of each executive officer:
Name, Age	Position
Jonathan P. Stanner, 42	Director, President and Chief Executive Officer
William H. Conkling, 48	Executive Vice President and Chief Financial Officer
Christopher R. Eng, 52	Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Paul Ruiz, 57	Senior Vice President and Chief Accounting Officer
The biographical descriptions below set forth certain information with respect to each executive officer, including experience, qualifications, diversity, attributes and skills.
Jonathan P. Stanner.   Information regarding Mr. Stanner is described above under “Election of Directors — Board of Directors Nominees.”
William H. Conkling.   Mr. Conkling has served as our Executive Vice President and Chief Financial Officer since May 2021. Prior to joining Summit, Mr. Conkling served as a Managing Director in the Real Estate, Gaming & Lodging Investment Banking group for Bank of America Merrill Lynch, from July 2007 to May 2021. Prior to joining Bank of America Merrill Lynch, Mr. Conkling was with the investment banking unit of Bear Stearns & Co. and previously worked in asset management for Host Hotels & Resorts (NYSE: HST). Mr. Conkling earned a Bachelor of Science in Hotel and Restaurant Administration from the School of Hotel Administration at Cornell University and a Master of Business Administration from the Johnson Graduate School of Management at Cornell University.
Christopher R. Eng.   Mr. Eng has served as an officer since our initial public offering in 2011. He currently serves as our Executive Vice President, General Counsel, Chief Risk Officer and Secretary. Mr. Eng was previously Vice President, General Counsel and Secretary of our predecessor, The Summit Group from 2004 until our initial public offering. Mr. Eng received B.A. degrees in History and English from Augustana College (n/k/a Augustana University (S.D.)) and a J.D. degree from the University of Denver College of Law.

Paul Ruiz.   Mr. Ruiz has served as Summit’s Senior Vice President and Chief Accounting Officer since April 2014. Mr. Ruiz also served as the Company’s interim Chief Financial Officer from May 2014 to October 2014. Prior to joining the Company, Mr. Ruiz served in senior executive roles for companies in a variety of industries, including real estate and technology. From April 2013 to April 2014, he served as a consulting chief financial officer for Bridgepoint Consulting, a financial consulting firm in Austin, Texas. From February 2011 to April 2013, Mr. Ruiz was the Senior Director of Global Corporate Accounting for Freescale Semiconductor, Inc. (n/k/a NXP Semiconductors N.V (NASDAQ: NXPI)), a global semiconductor manufacturer. From April 2008 to January 2011, Mr. Ruiz was the Chief Financial Officer at Sensortran, Inc. (now part of Halliburton, Inc. - NYSE: HAL), a fiber-optics based technology company in Austin, Texas. He began his career with PricewaterhouseCoopers where he was an audit manager, providing audit and business advisory services to entrepreneurial, rapidly growing and Fortune 500 companies. Mr. Ruiz graduated with highest honors from the University of Texas at Austin with a Bachelor of Business Administration in Accounting and earned his M.B.A. from Baylor University. He is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides information regarding the Company’s executive compensation programs and practices, and the decisions that the Compensation Committee has made under the program. This CD&A focuses on compensation of our named executive officers that were included in the plan for 2022, which were:
Name	Title
Jonathan P. Stanner	President and Chief Executive Officer
William H. Conkling	Executive Vice President and Chief Financial Officer
Christopher R. Eng	Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Paul Ruiz	Senior Vice President and Chief Accounting Officer
Executive Summary:
Company’s 2022 Highlights
Dividend Reinstatement
In August 2022, the Company reinstated its quarterly cash dividend with an initial declaration of $0.04 per share of common stock.
Transaction Activity
In the first quarter 2022, the Company acquired 27 hotels and two parking structures from affiliates of NewcrestImage Holdings, LLC (“NewcrestImage”) through its joint venture with GIC, Singapore’s sovereign wealth fund (“Joint Venture”).The total consideration for the transaction was comprised of $776.5 million, or $209,000 per key, for the 27-hotel portfolio, $24.8 million for the two parking structures, and $20.7 million for the various financial incentives. The Company funded its 51% equity contribution through the issuance of common operating partnership units valued at $160 million and preferred operating partnership units with an annual coupon of 5.25% valued at $50 million. The Joint Venture secured a $410 million term loan and GIC’s equity contribution of $208 million was funded in cash.
In June 2022, the Company completed the acquisition of a 90% interest in the newly constructed, dual-branded 264-guestroom AC Hotel by Marriott & Element Miami Brickell (the "Brickell Hotels"). The equity purchase option price was based on a gross hotel valuation of $89.0 million, or $337,000 per key, and the Company funded its $38 million equity requirement with the conversion of the previously funded $30 million mezzanine construction loan, which earned 9% cash interest during the loan term, and $8 million in cash. The Company has the option to acquire the remaining 10% equity interest of the Brickell Hotels in December 2026.
In October 2022, the Company acquired a 90 percent joint venture interest in the Onera Fredericksburg, an 11-unit premium glamping asset located in Fredericksburg, Texas, for $4.5 million and an adjacent 6.4-acre land parcel for future expansion to a total cost of $5.2 million. The acquisition represents the Company’s first investment into a partnership with Onera Escapes, a developer and operator of glamping and short-term rental hospitality properties, to develop and acquire high-end glamping assets in strategic locations across the United States.
In May 2022, the Company sold the 169-guestroom Hilton Garden Inn San Francisco Airport North for a gross sales price of $75.0 million, or $444,000 per key. The transaction represented a 1% capitalization rate based on the hotel’s net operating income after a 4% FF&E reserve for the twelve months ended March 31, 2022 and resulted in an approximate $20.5 million net gain on sale.
Capital Markets & Balance Sheet
Management enhanced the Company’s balance sheet throughout 2022 and subsequent to year-end with the following:

•
In July 2022, the Company entered into two, $100 million interest rate swaps that fixed 1-month term SOFR for an average of five years. The swaps became effective on January 31, 2023, concurrent with the expiration of the Company’s existing $200 million of interest rate swaps. The new SOFR-based interest rate swaps have fixed rates of 2.60 percent and 2.5625 percent that correspond with expiration dates of January 31, 2027, and January 31, 2029, respectively. The new swap transactions resulted in the Company maintaining an estimated 65 percent of pro rata outstanding debt with fixed rates after consideration of all outstanding interest rate derivative agreements which have a weighted average fixed SOFR rate of 2.74 percent.

•
The Company exercised the first of four available maturity date extension options on its $400 million senior revolving credit facility during the fourth quarter 2022. The extended maturity date of September 30, 2023 became effective in March 2023 and the Company will have three remaining six-month extension options at the Company’s sole discretion available that result in a fully extended maturity date of March 31, 2025.

•
In August 2022, the Company defeased three CMBS loans totaling $54.9 million that were scheduled to mature during 2023. The defeasance released $20 million of previously restricted cash to the Company and is estimated to generate net interest savings of $1.3 million through the scheduled maturity date. In December 2022, the Company defeased its final 2023 debt maturity for $32.3 million, resulting in $6.8 million of restricted cash being returned to the Company. The Company does not have any remaining debt maturities after consideration of extension options until the fourth quarter of 2024.

•
As of December 31, 2022, inclusive of its pro rata share of the GIC joint venture credit facility, the Company had outstanding debt of $1.2 billion with a weighted average interest rate of 4.53 percent. After giving effect to interest rate derivative agreements, $749.0 million, or 65 percent, of our outstanding debt had an average fixed interest rate, and $401.1 million, or 35 percent, had a variable interest rate.

•
As of December 31, 2022, inclusive of its pro rata share of the GIC joint venture credit facility, the Company had unrestricted cash and cash equivalents of $38.1 million.

•
As of December 31, 2022, inclusive of its pro rata share of the GIC joint venture credit facility, the Company had revolving credit facility availability of $385.0 million on the Company’s $400.0 million credit facility.

•
As of December 31, 2022, inclusive of its pro rata share of the GIC joint venture credit facility, the Company had total liquidity of $423.1 million, including unrestricted cash and cash equivalents and revolving credit facility availability.

•
Adjusted for pending disposition activity, the Company had an estimated total liquidity of $500 million, including unrestricted cash equivalents and revolving credit facility availability.

Full-Year 2022 Financial Summary*
•
Net Loss:   Net loss attributable to common stockholders was $16.9 million, or $0.16 per diluted share, compared to a net loss of $83.7 million, or $0.80 per diluted share, for the year ended 2021.

•
Pro Forma RevPAR:   Pro forma revenue per available room (“RevPAR”) increased 37.9 percent from 2021 to $110.91. Pro forma average daily rate (“ADR”) increased 25.9 percent from 2021 to $159.30, and pro forma occupancy increased 9.5 percent to 69.6 percent.

•
Pro Forma Hotel EBITDA:   Pro forma hotel EBITDA increased 63.0 percent to $244.0 million from $147.9 million in 2021. Pro forma hotel EBITDA margin expanded 401 basis points to 35.4 percent from 31.4 percent in 2021.

•
Adjusted EBITDAre:   Adjusted EBITDAre increased 99.8 percent to $180.8 million from $90.5 million for the year ended 2021.

•
Adjusted FFO:   Adjusted FFO was $114.0 million, or $0.94 per diluted share, compared to $36.8 million, or ($0.35) per diluted share, for the year ended 2021.

•
Capital Improvements:   The Company invested $76.5 million in capital improvements during 2022 and $63.6 million on a pro rata basis after consideration of joint ventures.

* Pro Forma RevPAR and Pro Forma Hotel EBITDA are non-GAAP financial measures. For a discussion and reconciliation of Pro Forma RevPAR and Pro Forma Hotel EBITDA see our Form 8-K, Exhibit 99.1 filed with the SEC on February 27, 2023. Adjusted EBITDAre and Adjusted FFO are non-GAAP financial measures. For a discussion of Adjusted EBITDAre and Adjusted FFO and a reconciliation of net loss to Adjusted EBITDAre and Adjusted FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Company’s Commitment to Diversity, Equity and Inclusion
We strive to cultivate a culture of connectedness for our employees based on our primary values of passion, integrity and excellence. We maintain various employee engagement and personal and professional development opportunities for our employees. We promote health, safety and well-being and continuously work to advance diversity, equity and inclusion. We value and embrace diversity and believe that unique perspectives allow for innovation and growth. We support pay equity and equal opportunities for all of our employees. We work to advance a supportive and inclusive work environment where all employees are empowered to succeed. In 2022, all Company employees completed Diversity & Inclusion and Unconscious Bias training.
Company Workforce Highlights as of March 31, 2023
Gender	49% of Company employees are women, an increase from 44% in 2021.
Race & Ethnicity	24% of Company employees are from racially/ethnically underrepresented groups, an increase from 13% in 2021.
Upward Mobility	Company promotions since March 2022 were comprised of 60% women.
2022 Compensation Program
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities and annual long-term equity incentive grants. Our program is designed to be straightforward, transparent and market-based and to comply with sound corporate governance practices.
The chart below contains the key components of our executive compensation program, the purpose of each component and the process for determining each component.
Compensation Component	Description and Objectives	2022 Program
Base Salary	Fixed cash compensation set at a level reflective of each executive’s performance, market conditions, and competitive rates.	The Compensation Committee considered competitive salary information for the Company’s peer group when establishing 2022 base salaries for named executive officers. Annual base salaries are detailed in “Base Salary” below.
Annual Cash Incentive Compensation	Performance-based cash incentive that rewards achievement of annual company-specific and individual performance objectives.	The Compensation Committee established our 2022 annual cash incentive program to incorporate performance measures that strongly support our business strategies. 2022 annual cash incentives were tied to objectives in the following categories: Same Store Hotel EBITDA (weighted 40%); Same Store Hotel RevPAR

Compensation Component	Description and Objectives	2022 Program
(weighted 20%); Transaction Objective (weighted 20%); and Individual Objectives (weighted 20%). Total earned bonuses were paid in a range of 116% to 124% of Target payout for each of the named executive officers as detailed in “Cash Incentive Compensation Program” below.
Long-Term Equity Incentives	Equity incentives that align executive compensation with total stockholder return over multi-year performance and vesting periods that encourage the retention of key talent.
In 2022, 60% of each named executive officer’s long-term equity award was in the form of performance-based stock awards that may be earned from 0 to 200% of the target number of shares based on our relative total shareholder return (“TSR”) percentile rank versus a comparable set of lodging REITs over a three-year performance period. The remaining 40% of each executive’s long-term equity award was in the form of time-based stock awards, vesting 25%, 25% and 50% on the one-year, two-year and three-year anniversaries, respectively, of March 9, 2022.
Based on our 3-year TSR beginning on March 7, 2020 and ending March 7, 2023, certain previously granted performance-based restricted stock awards were earned at 63.6% of target based on a TSR that was in the 42.9 percentile. See Footnote (4) under “Outstanding Equity Awards at Fiscal Year-End”.

Compensation Best Practice Policies
We maintain several stockholder-friendly compensation policies, including stock ownership guidelines, a compensation clawback policy, and anti-hedging and anti-pledging policies (refer to “Corporate Governance Principles” for more detail on these policies). In addition, our employment agreements with executive officers have non-compete provisions, require a double trigger for any severance payouts in connection with a change-in-control and do not provide excise tax gross-up payments.
Results of Stockholder Say-on-Pay Votes
Each year, the Compensation Committee considers the outcome of the stockholder advisory (non-binding) vote on executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation program design, structure and policies.
The rigorous “pay for performance” program the Company has implemented since our listing on the NYSE in 2011 has received strong stockholder support every year, both through voting outcomes on say-on-pay as well as direct feedback from investors, proxy advisory firms and other stakeholders. Prior to the say-on-pay vote held in 2022, the Company had received greater than 94% support on our say-on-pay proposals in each year since our listing on the NYSE. At the 2022 annual meeting of stockholders, approximately 71% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. In advance of the 2022 vote, Company management engaged with institutional investors representing approximately 50% of our outstanding common stock to discuss the Company’s executive compensation practices in general, to discuss payments made to our former Executive Chairman upon his departure and to hear any concerns from investors. Our stockholders provided candid, positive feedback that was shared with the entire Board. The stockholders we spoke to did not express any concerns about our ongoing executive compensation programs and policies and did not express any concerns about payments made to our former Executive Chairman upon his departure. The Compensation Committee believes that the historical voting results, together with the 2022 engagement with stockholders, conveys our stockholders’ strong support of the philosophy, design and structure of our executive compensation program. The Compensation Committee will continue to consider the results of the stockholders’ say-on-pay votes when making decisions about our executive compensation program.
Objectives of Our Executive Compensation Program
Our executive compensation philosophy is designed to promote the following objectives:
•
Assist in attracting and retaining talented and well-qualified executives by offering compensation opportunities competitive with other lodging REITs;

•
Motivate our executives to manage our business to meet our near-, medium- and long-term objectives and reward them for meeting these objectives;

•
Align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases; and

•
Maintain high standards of corporate governance.

Role of the Compensation Committee and Management
The Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. The Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Additionally, the Compensation Committee reviews and considers the recommendations of Mr. Stanner with respect to compensation decisions of our named executive officers other than himself and other Company employees. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Stanner with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our executive officers and other Company employees, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers and other Company employees in light of our business at a given point in time.
Role of the Compensation Consultant
The Compensation Committee has retained FW Cook as its independent compensation consultant. The Compensation Committee has determined that FW Cook meets the criteria for an independent consultant in accordance with SEC guidelines for such service. FW Cook reports directly to the Compensation Committee and works with management only at the request and under the direction of the Compensation Committee. To assist the Compensation Committee in the development of our 2022 executive compensation program, FW Cook conducted a comprehensive review of our executive compensation program in terms of the competitiveness of our target compensation opportunities and the appropriateness of our incentive programs in supporting our business strategy.
Peer Group Information
In general, the Compensation Committee uses comparative data from various companies as a guide in its review and determination of base salaries, annual cash bonuses and annual equity awards.
For the compensation program review that informed decisions on target pay opportunities and program structure for 2022, the Compensation Committee, with the help of FW Cook, established the peer group used to evaluate the competitiveness of our existing executive compensation program. The peer group consisted of the following 10 public REITs that primarily invest in hotels and four other public REITs outside of the hotel sector that were comparable in terms of market capitalization size and executive team members that the Compensation Committee and FW Cook considered to be the most relevant peers.
Apple Hospitality REIT, Inc.	LTC Properties, Inc.
CareTrust REIT, Inc.	New Senior Investment Group, Inc.
Chatham Lodging Trust	Pebblebrook Hotel Trust
Community Healthcare Trust Inc.	RLJ Lodging Trust
Core Point Lodging, Inc.	RPT Realty
DiamondRock Hospitality Company	Sunstone Hotel Investors, Inc.
Hersha Hospitality Trust	Xenia Hotels & Resorts
A competitive compensation analysis was conducted in late 2022 to inform pay decisions for fiscal 2023. At that time, the Compensation Committee approved changes to the compensation peer group to remove Core Point Lodging, Inc. and New Senior Investment Group, Inc. as they are no longer publicly traded entities and added Elme Communities, Sabra Healthcare, Urban Edge and Whitestone REIT to the select peer group.
Elements of 2022 Executive Compensation
2022 Target Total Direct Compensation (“TDC”)
Target TDC for 2022 consisted of salary, target annual cash incentives and target long-term equity incentives. The Compensation Committee considered the mix of the three components of TDC and significantly weighted the long-term equity incentive component the highest to align compensation with long-term stockholder value. We believe that the 2022 Target TDC for each executive, which is set forth in the table below, generally approximates the market median, and the mix between compensation elements is generally consistent with the mix used by companies in our peer group.
Name	Salary ($)	Annual Cash Incentive ($)(1)	Long-Term Incentives ($)(2)	Target TDC ($)
Jonathan P. Stanner	700,000	1,050,000	3,000,000	4,750,000
William H. Conkling	470,000	470,000	1,100,000	2,040,000
Christopher R. Eng	375,000	375,000	450,000	1,200,000
Paul Ruiz	315,000	220,500	450,000	985,500

(1)
Reflects the “target” level payout of our annual cash incentive award program.

(2)
Reflects the “target” level value of long-term incentive awards consisting 60% of performance share awards and 40% of time-based awards. The Compensation Committee determines the intended target dollar value. The number of shares issued to each executive is determined by dividing the intended value of the award by the average of the trailing 10-day VWAP of our common stock prior to the date of grant. The grant-date fair value of long-term incentive awards as disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table may be different.

Base Salary
Base salaries are designed to provide a fixed level of compensation that serves as a retention tool. Base salaries are reviewed annually by the Compensation Committee and are subject to annual adjustments at the discretion of the Compensation Committee. The Compensation Committee determined these salary adjustments based on market conditions and competitive compensation information for similar positions at other companies. Mr. Stanner’s base salary increase was higher than increases provided to the other named executive officers because his base salary was significantly below the peer group median. Base salaries for 2022 for our named executive officers were as follows:

Name	2022 ($)	2021 ($)	Percentage Increase/(Decrease)
Jonathan P. Stanner	700,000	600,000	16.7%
William H. Conkling	470,000	450,000	4.4%
Christopher R. Eng	375,000	375,000	—
Paul Ruiz	315,000	300,000	5.0%
Annual Cash Incentive Program
Our 2022 annual cash incentive program was designed to provide the named executive officers an opportunity to earn compensation based on the achievement of challenging company-specific performance goals and the executive’s achievement of individual performance goals.
In 2022, the Compensation Committee revised the design of our annual cash incentive program to incorporate performance measures that strongly support our business strategies. The performance measures and weightings established by our Compensation Committee for 2022 under our annual cash compensation program are set forth below.
Corporate Performance Measure	Total Weight
Same Store Hotel EBITDA	40%
Same Store Hotel RevPAR	20%
Transactions Objective	20%
Individual Performance	20%
Total	100%
2022 Same Store Hotel EBITDA*
The Same Store Hotel EBITDA component of the 2022 annual incentive program was Same Store Hotel EBITDA, measured on a consolidated basis and adjusted for any sold hotels during 2022. Hotel EBITDA contribution from hotels acquired during 2022 were excluded. Same Store Hotel EBITDA goals at the Threshold, Target and Maximum levels were:
• Threshold:	$183.0 million
• Target:	$205.5 million
• Maximum:	$248 million
Actual 2022 Same Store Hotel EBITDA was $235.3 million, resulting in payout between the Target and Maximum level for this measure.
* For an example of how Same Store Hotel EBITDA is calculated see our Form 8-K, Exhibit 99.1 filed with the SEC on February 27, 2023.
2022 Same Store Hotel RevPAR*
The Operating Objective – RevPAR component of the 2022 annual incentive program was Same Store Hotel RevPAR, measured on a consolidated basis and adjusted for any sold hotels in 2022. RevPAR contribution from hotels acquired after March 1, 2022 were excluded. Same Store Hotel RevPAR growth goals at the Threshold, Target and Maximum levels were:
• Threshold:	$17.1%
• Target:	$27.1%
• Maximum:	$44.9%
Actual 2022 Same Store Hotel RevPAR growth was 37.2%, resulting in a payout at between the Target and Maximum level for this measure.

* For an example of how Same Store Hotel RevPAR is calculated see our Form 8-K, Exhibit 99.1 filed with the SEC on February 27, 2023.
2022 Transactions Objective
The Transactions Objective was intended to reward the team’s sourcing and execution of high-quality acquisitions governed by the Company’s risk adjusted return driven investment discipline. The Threshold, Target and Maximum goals for this measure were:
• Threshold:	$250 million of hotel acquisitions
• Target:	$500 million of hotel acquisitions
• Maximum:	$750 million of hotel acquisitions
Actual acquisition volume in 2022 was $169 million, which did not exceed the Threshold goal, resulting in no payout for this measure. The NewcrestImage portfolio acquisition was excluded from the 2022 Transaction Objective calculation as it was included in 2021 objectives for our named executive officers.
2022 Individual Performance
For the 2022 Individual Performance component of the annual incentive program, the Compensation Committee established individual performance objectives for the named executive officers. Objectives were designed for each executive and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. The objectives of each executive are summarized below:
•
Mr. Stanner’s objectives primarily involved building and retaining key talent within the Company and developing next generation organizational leaders, enhancing relationships with key external strategic partners, including investors, brands and management companies, leading the Company’s strategic planning efforts and managing the Company’s ESG program development.

•
Mr. Conkling’s objectives primarily involved conducting an in-depth review and developing a long-term operating structure for the Company’s accounting and tax departments; leading the Company’s efforts related to capital allocation alternatives and balance sheet management, expanding relationships in the investor community, involvement in the Company’s strategic planning process and managing the risk environment in the tax and accounting departments.

•
Mr. Eng’s objectives primarily involved transitioning third party legal relationships and engagements, contributing to the evaluation and execution of diversification and growth opportunities, ensuring the Company continues to operate in an appropriate risk environment, conducting a holistic review with counsel of the Company’s legal documents and contributing to the Company’s ESG program development.

•
Mr. Ruiz’s objectives primarily involved assisting with managing the risk environment of the tax and accounting departments, conducting an in-depth review and development of a long-term operating structure for the tax and accounting departments, integration of portfolio acquisitions into the Company’s joint venture structure, enhancing the Company IT department function, and contributing to the Company’s ESG program development.

The rigorous individual performance metrics were designed to challenge our named executive officers. No executive was guaranteed an award under the Individual Performance component. Payouts under the Individual Performance component could be zero or range from 15% of base salary to 60% of base salary for Mr. Stanner; 10% of base salary to 40% of base salary for Messrs. Conkling and Eng; and 7% of base salary to 28% of base salary for Mr. Ruiz. The Compensation Committee determined that each named executive officer performed at a high level and exhibited strong leadership in directing the Company and its employees. Based on the Compensation Committee’s evaluation of each executive’s individual performance, payouts ranged from 73% to 109% of Target for the Individual Performance component for the named executive officers.

The total annual cash incentive opportunity ranges for 2022, and the actual total cash incentive compensation earned and paid for 2022 performance as a percentage of base salary, were as follows:
	2022 Annual Cash Incentive Opportunity (% of Base Salary)			2022 Annual Cash Incentive Earned	2022 Annual Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Target	$
Jonathan P. Stanner	75%	150%	300%	119%	1,254,000
William H. Conkling	50%	100%	200%	124%	570,000
Christopher R. Eng	50%	100%	200%	123%	450,000
Paul Ruiz	35%	70%	140%	116%	252,000
The following table sets forth the payouts under the Same Store Hotel EBITDA component, the Same Store Hotel RevPAR component, the Transaction Objective component and the Individual Performance component that each executive officer earned in 2022:
Name	Same Store EBITDA Payout ($)	Same Store RevPAR Payout ($)	Transaction Objective Payout ($)	Individual Performance Objective Payout ($)	Total 2022 Annual Cash Incentive Payout ($)
Jonathan P. Stanner	714,494	329,157	—	210,349	1,254,000
William H. Conkling Conkling	319,821	147,337	—	102,842	570,000
Christopher R. Eng	255,176	117,556	—	77,267	450,000
Paul Ruiz	150,044	69,123	—	32,833	252,000
Long-Term Incentive Compensation
Long-term equity incentives granted in 2022 consisted of a combination of performance-based and time-based stock awards. The Compensation Committee determined a target total long-term incentive grant value for each named executive officer. For all named executive officers, the ongoing annual long-term incentive awards were granted 60% in the form of performance-based stock (at target) and 40% in the form of time-based stock.
Name	Performance-Based Stock Target Value ($)	Time-Based Stock Value ($)	Total LTI Grant Value at Target ($)
Jonathan P. Stanner	1,800,000	1,200,000	3,000,000
William H. Conkling	660,000	440,000	1,100,000
Christopher R. Eng	270,000	180,000	450,000
Paul Ruiz	270,000	180,000	450,000
The Compensation Committee granted these stock awards under the Equity Incentive Plan. The number of shares granted was based on the VWAP of our common stock for the 10 trading days preceding the grant date. The grant-date fair values, as reported in the Summary Compensation Table and the Grants of Plan-Based Awards table, differ from the values shown in the table above because the grant-date fair value of each performance-based award is based on a Monte Carlo value and the grant-date fair value of each time-based award is based on the closing share price on the grant date.
Performance-Based Stock Awards
The performance-based stock awards are tied to the Company’s TSR relative to the TSR of companies in the SNL U.S. Lodging REIT Index with a market capitalization of at least $100 million as of the grant date (“Index Companies”). The number of shares that may be earned can range from 0 to 200% of the target shares granted, based on our relative TSR percentile rank over the three-year performance period starting March 8, 2022, and ending March 8, 2025 (“Performance Period”), according to the table below.

Company 3-Year TSR Percentile Rank vs. Index Companies	Percent of Target Shares Earned
< 30th Percentile	0%
30th Percentile	25%
55th Percentile	100%
≥ 80th Percentile	200%
The number of shares earned will be linearly interpolated for performance between the 30th and 55th percentile and for performance between the 55th and 80th percentile. In addition, if the Company’s absolute TSR is equal to or greater than 8.5% per year (or 25.5% cumulative over the Performance Period), at least 25% of the performance-based shares will be earned.
The Company entered into stock award agreements with the above-named executive officers, effective as of March 8, 2022, setting forth the terms and conditions of the performance-based stock awards. Except as described below, no performance-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until March 8, 2025. On and after the date of the grant and prior to forfeiture of any of the performance-based shares, the executives will have the right to vote the shares that have been issued (i.e., the target number). Cash dividends on the performance-based shares will be accumulated and will only be paid to the executives to the extent the underlying performance-based share is earned.
If a “change in control” (as defined in the Company’s Equity Incentive Plan), occurs prior to the conclusion of the Performance Period, the performance-based shares will be earned based on the Company’s relative or absolute TSR performance as described above up to the date of the change in control, and any earned shares will be fully vested on the third anniversary of the grant date (the end of the original performance period), subject to acceleration if either (a) the successor entity does not assume or replace the award, or (b) the participant is terminated without cause or is voluntarily terminated for good reason. Under these circumstances, the executives will be entitled to receive any dividend equivalent payments to which they are entitled under the terms of the stock award agreements.
If an executive’s employment is terminated on account of death or disability, termination without cause or voluntary termination for good reason, the performance-based shares may be earned contingent upon the attainment of the relative or absolute TSR performance hurdles at the end of the Performance Period. However, the number of performance-based shares earned by the executive, and the amount of any dividend equivalent payments to which the executive is entitled pursuant to the terms of the stock award agreement, will be adjusted pro rata based on the amount of time the executive was employed by the Company during the Performance Period.
For purposes of the performance-based stock awards, the Company’s TSR will be calculated as the total percentage return per share of the Company’s common stock calculated in accordance with the methods used by SNL Financial to calculate TSR. The TSR for the Index Companies will be calculated in the same manner.
Performance-Based Stock Awards Vesting
Based on our 3-year TSR beginning on March 7, 2020 and ending March 7, 2023, certain previously granted performance-based restricted stock awards were earned at 63.6% of target based on a TSR that was in the 42.9 percentile. See Footnote (4) under “Outstanding Equity Awards at Fiscal Year-End”.
Time-Based Stock Awards
The Company entered into stock award agreements with the executive officers setting forth the terms and conditions of the time-based stock awards. The stock award agreements provide for vesting over a three-year period as follows: 25% of shares will vest on March 9, 2023; 25% of the shares will vest on March 9, 2024; and 50% of the shares will vest on March 9, 2025.
Except as described below, no time-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until the applicable vesting date. If a “change in control” (as defined in the Equity Incentive Plan) occurs prior to vesting and if the successor entity does not assume or replace the time-based shares, all unvested time-based shares will vest on a “control change date,” as defined in the Equity Incentive Plan if the executive remains in the continuous employ of the Company from the date of grant until the control change date. In addition, all of the time-based shares (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of the executive’s death or “disability”, or if the executive’s employment is terminated without “cause,” or if the executive resigns for “good reason” (each as defined in the employment agreement between the Company and the executive).
Any time-based shares that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates. On and after the date of grant and prior to forfeiture of any time-based shares, the executive will have the right to vote the time-based shares and to receive, free of all restrictions, all dividends declared and paid on the Company’s common stock, whether or not vested.
Other Benefits; 401(k) Plan
We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.
We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. We currently match 100% of each eligible participant’s contributions, within prescribed limits, up to 3% of such participant’s base salary and 50% of each eligible participant’s contributions up to an additional 2% of the participant’s base salary.
Employment Agreements
To specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board approved, and we entered into employment agreements with each of our executive officers. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.
Tax Deductibility of Executive Compensation
The Compensation Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of incentive compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation. The Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.
Accounting Standards
ASC 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our Equity Incentive Plan will be accounted for under ASC 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Summit Hotel Properties, Inc. has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.
Compensation Committee of the Board:
Kenneth J. Kay (Chair)
Jeffrey W. Jones
Amina Belouizdad Porter
Thomas W. Storey
March 31, 2023

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2022.
Name and Principal Position	Year	Base Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan P. Stanner President & CEO	2022	700,000	3,458,856	1,254,000	12,200	5,425,056
	2021	591,923	3,068,586	1,260,000	11,600	4,932,109
	2020	432,692	1,063,816	351,000	11,400	1,858,908
William H. Conkling EVP & CFO	2022	470,000	1,268,315	570,000	12,200	2,320,515
	2021	276,923	2,076,275*	657,000	—	3,010,198
	2020	—	—	—	—	—
Craig J. Aniszewski** Former EVP & COO	2022	85,740	1,329,374***	—	29,311****	1,444,425
	2021	450,000	1,350,175	639,000	11,600	2,450,775
	2020	432,692	1,063,816	324,000	11,400	1,831,908
Christopher R. Eng EVP, CRO, GC	2022	375,000	518,825	450,000	12,200	1,356,025
	2021	375,000	552,339	525,000	11,600	1,463,939
	2020	360,578	435,198	277,500	11,400	1,084,676
Paul Ruiz SVP, CAO	2022	315,000	518,825	252,000	12,200	1,098,025
	2021	300,000	490,980	306,600	11,600	1,109,180
	2020	288,461	386,840	155,400	11,400	842,101

*
Mr. Conkling was appointed Executive Vice President and Chief Financial Officer effective May 17, 2021 and received a one-time sign-on award of $750,000 of restricted shares vesting over a three-year period.

**
Mr. Aniszewski exited from his position on February 28, 2022 and was not included in the 2022 executive compensation plan.

***
Amount represents the incremental fair value resulting from the material modification of previously issued equity awards associated with Mr. Aniszewski’s departure from the Company.

****
Amount represents reimbursement of $10,986 for COBRA premiums paid by Mr. Aniszewski through December 31, 2022, contribution of $12,200 made by the Company to Mr. Aniszewski’s 401(k) account and $6,125 for accrued but unused 2022 vacation time associated with Mr. Aniszewski’s departure from the Company.

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718, of time-based and performance-based stock awards granted under our Equity Incentive Plan. The grant date fair value of performance-based awards was determined using a Monte Carlo simulation. The assumptions used in calculating these amounts are discussed in Note 2 (“Basis of Presentation and Significant Accounting Policies — Equity-Based Compensation”) and Note 12 (“Equity-Based Compensation”) to our audited consolidated financial statements included in our Annual Report.

(2)
Amounts in this column represent aggregate cash payouts pursuant to the Annual Cash Incentive Program as described in “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Program.”

(3)
The amounts in the “All Other Compensation” column for Messrs. Stanner, Conkling, Eng and Ruiz reflect contributions made by us to each of our named executive officers’ 401(k) accounts.

Grants of Plan-Based Awards
The table below sets forth information with respect to plan-based awards granted in 2022 to our named executive officers:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan P. Stanner	3/8/22(1)	525,000	1,050,000	2,100,000	—	—	—	—	—	—	—
	3/8/22(2)	—	—	—	45,965	183,861	367,722	—	—	—	1,204,903
	3/8/22(3)	—	—	—	—	—	—	122,574	—	—	2,253,953
William H. Conkling	3/8/22(1)	235,000	470,000	940,000	—	—	—	—	—	—	—
	3/8/22(2)	—	—	—	16,854	67,416	134,832	—	—	—	441,800
	3/8/22(3)	—	—	—	—	—	—	44,944	—	—	826,453
Craig J. Aniszewski	2/28/22(5)	—	—	—	—	—	—	18,948	—	—	184,932
	2/28/22(6)	—	—	—	—	—	—	35,407	—	—	345,572
	2/28/22(7)	—	—	—	—	—	—	42,802	—	—	417,748
	2/28/22(8)	—	—	—	14,212	56,848	113,696	—	—	—	554,836
	2/28/22(9)	—	—	—	17,704	70,815	141,630	—	—	—	767,209
	2/28/22(10)	—	—	—	16,051	64,202	128,404	—	—	—	831,223
Christopher R. Eng	3/8/22(1)	187,500	375,000	750,000	—	—	—	—	—	—	—
	3/8/22(2)	—	—	—	6,895	27,579	55,158	—	—	—	180,734
	3/8/22(3)	—	—	—	—	—	—	18,386	—	—	338,091
Paul Ruiz	3/8/22(1)	110,250	220,500	441,000	—	—	—	—	—	—	—
	3/8/22(2)	—	—	—	6,895	27,579	55,158	—	—	—	180,734
	3/8/22(3)	—	—	—	—	—	—	18,386	—	—	338,091

(1)
Represents the threshold, target and maximum potential payouts for the annual cash incentive awards granted in 2022 to each named executive officer under our Equity Incentive Plan. For each executive, the incentive award earned was paid out in cash in March 2023. For more information, see “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Program.”

(2)
Represents performance-based restricted stock awards granted to our named executive officers under our Equity Incentive Plan, which vest following the end of the performance period on March 8, 2025, based on the Company’s relative TSR achievement, subject to continued service through the end of the performance period except in the case of certain terminations of employment or in the case of a change in control, as discussed in more detail in “Compensation Discussion and Analysis — Compensation Elements — Performance-Based Stock Awards.”

(3)
Represents time-based restricted stock awards granted to our named executive officers under our Equity Incentive Plan. The time-based restricted stock awards vest annually on a 25%, 25%, 50% schedule over a three-year period, subject to continued service through the applicable vesting date except in the case of certain terminations of employment or in the case of a change in control, as discussed in more detail in “Compensation Discussion and Analysis — Compensation Elements – Time-Based Stock Awards.”

(4)
Represents the aggregate grant date fair value of the performance-based stock awards and the time-based stock awards granted to our named executive officers under our Equity Incentive Plan. The amounts have been computed in accordance with ASC 718. The grant date fair value of performance-based awards was determined using a Monte Carlo simulation. For more information regarding our assumptions made in the valuation of these stock awards, see Note 2 and Note 12 to our audited consolidated financial statements included in our Annual Report.
(5)
Amount represents the incremental fair value attributable to the modification resulting from the accelerated vesting of 18,948 restricted shares, computed in accordance with ASC 718 as of the February 28, 2022 modification date, of a restricted stock award originally covering 37,898 shares granted to Mr. Aniszewski on March 7, 2019.

(6)
Amount represents the incremental fair value attributable to the modification resulting from the accelerated vesting of 35,407 restricted shares, computed in accordance with ASC 718 as of the February 28, 2022 modification date, of a restricted stock award originally covering 47,210 shares granted to Mr. Aniszewski on March 7, 2020.

(7)
Amount represents the incremental fair value attributable to the modification resulting from the accelerated vesting of 42,802 restricted shares, computed in accordance with ASC 718 as of the February 28, 2022 modification date, of a restricted stock award originally covering 42,802 shares granted to Mr. Aniszewski on March 8, 2021.

(8)
Amount represents the incremental fair value attributable to the modification of 56,848 restricted performance shares, computed in accordance with ASC 718 as of the February 28, 2022 modification date, of a restricted stock award originally covering 56,848 shares granted to Mr. Aniszewski on March 7, 2019.

(9)
Amount represents the incremental fair value attributable to the modification of 70,815 restricted performance shares, computed in accordance with ASC 718 as of the February 28, 2022 modification date, of a restricted stock award originally covering 70,815 shares granted to Mr. Aniszewski on March 7, 2020.

(10)
Amount represents the incremental fair value attributable to the modification of 64,202 restricted performance shares, computed in accordance with ASC 718 as of the February 28, 2022 modification date, of a restricted stock award originally covering 64,202 shares granted to Mr. Aniszewski on March 8, 2021.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded to our named executive officers, are described above under “Compensation Discussion and Analysis.”
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2022.
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan P. Stanner	3/7/2020	23,604	170,421	70,815	511,284
	3/8/2021	72,957	526,750	145,915	1,053,506
	3/8/2022	122,574	884,984	183,861	1,327,476
William H. Conkling	—	—	—	—	—
	5/17/2021	89,499	646,183	64,202	463,538
	3/8/2022	44,944	324,496	67,416	486,744
Craig J. Aniszewski	3/7/2020	—	—	70,815	511,284
	3/8/2021	—	—	64,202	463,538
	3/8/2022	—	—	—	—

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Christopher R. Eng	3/7/2020	9,657	69,724	28,970	209,163
	3/8/2021	13,132	94,813	26,264	189,626
	3/8/2022	18,386	132,747	27,579	199,120
Paul Ruiz	3/7/2020	8,583	61,969	25,751	185,922
	3/8/2021	11,673	84,279	23,347	168,565
	3/8/2022	18,386	132,747	27,579	199,120

(1)
The closing sale price of our common stock on the NYSE on December 30, 2022, was $7.22.

(2)
Time-Based Shares. Vesting dates for unvested time-based shares listed in the above table are as follows:

Vesting Date	Stanner	Conkling	Eng	Ruiz
March 9, 2023	78,566	21,937	18,631	17,070
May 17, 2023	—	19,133	—	—
March 9, 2024	79,281	32,636	13,350	12,378
May 17, 2024	—	38,265	—	—
March 9, 2025	61,288	22,472	9,194	9,194

(3)
Performance-Based Shares. Potential vesting dates for unvested performance-based shares listed in the above table are as follows:

Vesting Date	Stanner	Conkling	Aniszewski	Eng	Ruiz
March 7, 2023(4)	70,815	—	70,815	28,970	25,751
March 8, 2024(5)	145,915	64,202	64,202	26,264	23,347
March 8, 2025(6)	183,861	67,416	—	27,579	27,759

(4)
In accordance with SEC rules, amounts shown are based on target level of achievement of the relative TSR performance goal. Based on our 3-year TSR beginning on March 7, 2020 and ending March 7, 2023 the stock awards were earned at 63.6% of target level of achievement based on a TSR that was in the 42.9 percentile of our peer group.

(5)
In accordance with SEC rules, amounts shown are based on target level of achievement of the relative TSR performance goal. As of December 31, 2022, the TSR performance goal was between threshold and target level of achievement.

(6)
In accordance with SEC rules, amounts shown are based on target level of achievement of the relative TSR performance goal. As of December 31, 2022, the TSR performance goal was between threshold and target level of achievement.

Option Exercises and Stock Vested
The following tables set forth information regarding option award exercising and stock vesting during 2022.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan P. Stanner	133,033	1,257,861
William H. Conkling	29,834	277,787
Craig J. Aniszewski	175,120	1,668,630
Christopher R. Eng	48,852	460,211
Paul Ruiz	43,424	409,076

(1)
Amounts represent the number of shares that vested multiplied by the per share closing price of our common stock on the applicable vesting date.

Employment Agreements
To specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board approved, and we entered into employment agreements with each of our executive officers. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.
We entered into an employment agreement with each of our executive officers effective as of May 28, 2014, with Mr. Eng, effective as of January 1, 2015, with Mr. Ruiz,, effective as of January 15, 2021 with Mr. Stanner and effective as of May 17, 2021, with Mr. Conkling. The agreement with Mr. Stanner will expire on January 14, 2024 and provides for automatic one-year extensions unless either party provides at least 30 days’ notice of non-renewal. The agreements with the other executive officers automatically renew for one-year extensions unless either party provides at least 30 days’ notice of non-renewal. Each of the agreements with our executive officers contain non-competition and non-solicitation covenants that apply during employment and for 12 months following termination of employment or a change in control. The agreements also set forth the named executive officers’ right to severance payments and/or benefits upon termination of employment as described below in “Potential Payments Upon Termination or Change in Control.”
Craig Aniszewski, former Executive Vice President and Chief Operating Officer
On February 28, 2022, in connection with Mr. Aniszewski’s separation and exit from his position as Executive Vice President and Chief Operating Officer, the Company entered into a separation agreement and general release with Mr. Aniszewski (the “Agreement”), which provided for the following: (i) accelerated vesting of previously granted service-based restricted shares; (ii) unvested performance-based restricted shares, which may be earned based on the Company’s TSR, will remain outstanding and eligible to vest in accordance with the original performance terms of the awards; (iii) reimbursement for COBRA premiums paid by Mr. Aniszewski through December 31, 2022; (iv) a cash payment of $6,125 for accrued but unused 2022 vacation time; and (v) a general release by Mr. Aniszewski of all claims against the Company. In addition, the Agreement reaffirmed the restrictive covenants in Mr. Aniszewski’s employment agreement, including certain noncompetition and non-solicitation provisions that apply for one-year post-termination . Mr. Aniszewski did not receive cash severance.
In considering the treatment of Mr. Aniszewski’s equity awards in connection with his departure, the Compensation Committee determined that, in light of Mr. Aniszewski’s past performance and orderly transition of duties, the forfeiture of his unvested, previously-granted equity awards upon his termination would not be appropriate. Although the modification of Mr. Aniszewski’s equity-based awards pursuant to the Agreement resulted in the disclosure of additional compensation in the “Stock Awards” column of the Summary Compensation Table under SEC rules, the Compensation Committee does not consider these disclosed values to represent incremental compensation to Mr. Aniszewski; the modification simply avoided the forfeiture of previously-granted awards that were reported in the Summary Compensation Table in prior years.
Mr. Aniszewski did not participate in the Company’s 2022 annual cash incentive program and did not receive any long-term equity incentive awards in 2022.
The Compensation Committee will evaluate compensation associated with executive departures on a case-by-case basis, with compensation benefits being considered only in those circumstances where it is warranted.
Potential Payments Upon Termination or Change in Control
The table below reflects the amount of compensation that our named executive officers would be entitled to receive under their employment agreements. The amounts shown assume that such termination was effective as of December 31, 2022 and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause, or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table and would only be entitled to the standard termination benefits provided under their employment agreement.
	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control) ($)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control) ($)	Death or Disability(1) ($)
Jonathan P. Stanner Cash Severance Payment(2) Medical/Welfare Benefits(3) Acceleration of Equity Awards(4) Total(5)
	4,760,000	6,510,000	—
	24,130	24,130	—
	4,474,422	4,474,422	4,474,422
	9,258,552	11,008,552	4,474,422
William H. Conkling Cash Severance Payment(2) Medical/Welfare Benefits(3) Acceleration of Equity Awards(4) Total(5)
	2,067,000	2,537,000
	9,692	9,692
	1,920,960	1,920,960	1,920,960
	3,997,652	4,467,652	1,920,960
Craig J. Aniszewski(6) Cash Severance Payment Medical/Welfare Benefits Acceleration of Equity Awards Total
	—	—	—
	—	—	—
	—	—	—
	—	—	—
Christopher R. Eng Cash Severance Payment(2) Medical/Welfare Benefits(3) Acceleration of Equity Awards(4) Total(5)
	1,650,000	2,025,000	—
	23,551	23,551	—
	895,193	895,193	895,193
	2,568,744	2,943,744	895,193

	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control) ($)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control) ($)	Death or Disability(1) ($)
Paul Ruiz Cash Severance Payment(2) Medical/Welfare Benefits(3) Acceleration of Equity Awards(4) Total(5)
	1,109,850	1,377,600	—
	24,129	24,129	—
	832,603	832,603	832,603
	1,966,582	2,234,332	832,603

(1)
A termination of the executive officer’s employment due to death or disability entitles the executive officer to benefits under our life insurance and disability insurance plans. In addition, outstanding stock awards that have not yet vested, immediately vest upon the executive officer’s termination of employment due to death or disability. The unvested stock award figures in the table reflects the value of 619,726, 266,061, 123,988 and 115,319 restricted shares for Messrs. Stanner, Conkling, Eng and Ruiz, respectively, based on the closing common stock price of $7.22 on the NYSE as of December 30, 2022.

(2)
Pursuant to the terms of each executive officer’s employment agreement, if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, the severance payment is the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued and unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the “Accrued Obligations”); and (B) a severance amount equal to: (i) one and one-half (two for Mr. Stanner) times the executive’s base salary in effect on the date of termination ($700,000, $470,000, $375,000 and $315,000 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (ii) one and one-half (two for Mr. Stanner) times the executive’s target annual cash bonus for the year of termination ($1,050,000, $470,000, $375,000 and $220,500 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($1,260,000, $657,000, $525,000 and $306,600 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The calculations contemplate a December 31, 2022 termination date. The cash severance payment amounts in the table do not include any Accrued Obligations.

Pursuant to the terms of each executive officer’s employment agreement, if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason with a change of control, the severance payment is the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued and unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the “Accrued Obligations”); and (B) a severance amount equal to: (i) two (three for Mr. Stanner) times the executive’s base salary in effect on the date of termination ($700,000, $470,000, $375,000 and $315,000 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (ii) two (three for Mr. Stanner) times the executive’s target annual cash bonus for the year of termination ($1,050,000, $470,000, $375,000 and $220,500 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($1,260,000, $657,000, $525,000 and $306,600 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The calculations assume a December 31, 2022 termination date. The cash severance figure in the table does not include any Accrued Obligations.

(3)
The amounts shown in this row are estimates of cash payments for twelve months of COBRA premiums for the executive and eligible dependents to be paid by us pursuant to each executive officer’s employment agreement.

(4)
Assumes outstanding stock awards that have not yet vested will immediately vest in the event the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason. The unvested stock award figure in the table reflects the value of 619,726, 266,061, 123,988, and 115,319 restricted shares for Messrs. Stanner, Conkling, Eng and Ruiz, respectively, based on the closing common stock price of $7.22 on the NYSE as of December 30, 2022.

(5)
The employment agreements with our named executive officers do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after considering any excise tax liability payable by the executive). The amounts shown in the table assume that the executive officer will receive the total or unreduced benefits.

(6)
In connection with Mr. Aniszewski’ s separation and exit from his position as Executive Vice President and Chief Operating Officer of the Company, previously issued service-based equity awards were vested and valued at $948,252 and he received $6,125 for accrued but unused vacation.

CEO Pay Ratio Summary
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires calculation of total compensation paid to the median paid employee, as well as the ratio of the total compensation paid to the CEO as compared to the median paid employee.
We identified the median employee by examining the sum of annual base salary, target annual bonus, and the grant-date fair value of equity awards granted during 2022 for all employees other than our CEO (Mr. Stanner) who were employed by us on December 31, 2022. We did not make any adjustments or estimates.
After identifying the median paid employee, we then calculated total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table in this proxy statement. The total compensation of our median paid employee for 2022 was $111,232. The annual total compensation for our CEO for 2022 was $5,425,056. As a result, our 2022 CEO to median employee pay ratio is, therefore, approximately 49:1.
This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.
Pay Versus Performance Table
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:
A list of the most important measures that our Compensation Committee used in 2022 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;
A table that compares the total compensation of our named executive officers (“NEOs”) as presented in the Summary Compensation Table (“SCT”) to CAP and that compares CAP to specified performance measures; and Graphs that describe:

The relationship between our total shareholder return (“TSR”) and the TSR of the Dow Jones U.S. Hotel Index (“Peer Group TSR”); and
The relationships between CAP and our cumulative TSR , GAAP Net Income, and our Company selected measure, Same Store Hotel EBITDA.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 24 to 36 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:
(a)	(b)	(bb)	(c)	(cc)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO (Daniel Hansen) ($)	Summary Compensation Table Total for PEO (Jonathan Stanner) ($)	Compensation Actually Paid to PEO (Daniel Hansen) ($)(1)	Compensation Actually Paid to PEO (Jonathan Stanner) ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return ($)	Value of Initial Fixed $100 Investment Based on: Peer Group Total Shareholder Return ($)(2)	Net Income ($)(in thousands)	Company Selected Measure (Same Store Hotel EBITDA) (in thousands)(3)
2022	N/A	5,425,056	N/A	2,237,567	1,218,111	497,242	$59.98	$71.42	1,217	179,563
2021	3,577,809	4,932,109	2,957,229	3,659,557	2,011,423	1,309,123	$80.32	$84.40	(68,584)	106,027
2020	4,190,398	N/A	2,959,388	N/A	939,671	842,826	$74.15	$73.69	(149,245)	27,792

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	Jonathan Stanner	Craig Aniszewski, William Conkling, Christopher Eng and Paul Ruiz
2021	Jonathan Stanner*	Craig Aniszewski, William Conkling, Christopher Eng and Paul Ruiz
2021	Daniel Hansen*	Craig Aniszewski, William Conkling, Christopher Eng and Paul Ruiz
2020	Daniel Hansen	Craig Aniszewski, Christopher Eng, Paul Ruiz and Jonathan Stanner

*
Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021.

(2)
For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Dow Jones U.S. Hotels Index (the “Peer Group”).

(3)
Same Store Hotel EBITDA is a non-GAAP financial measure and includes operating and financial results for assets owned as of any fiscal year-end, and at all times during the previous fiscal year. There may be same-store portfolio classification exceptions resulting from significant transaction activity that results in assets being owned for nearly the entire preceding fiscal year.

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2020		2021		2022
Adjustments	PEO Daniel Hansen)	Average Non- PEO NEOs	PEO (Jonathan Stanner)	Average Non- PEO NEOs	PEO (Jonathan Stanner)	Average Non- PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(2,708,677)	(590,099)	(3,068,585)	(1,117,442)	(3,458,856)	(768,635)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	2,202,113	599,678	1,796,033	547,786	1,243,540	276,340
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(659,498)	(90,187)	—	(95,227)	(972,163)	(269,544)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(64,948)	(16,237)	—	(37,417)	—	40,969
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—	—	—	—	—

	2020		2021		2022
Adjustments	PEO Daniel Hansen)	Average Non- PEO NEOs	PEO (Jonathan Stanner)	Average Non- PEO NEOs	PEO (Jonathan Stanner)	Average Non- PEO NEOs
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—	—	—	—	—
TOTAL ADJUSTMENTS	(1,231,010)	(96,845)	(1,272,552)	(702,300)	(3,187,489)	(720,869)

Relationship Between CAP and Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Same Store Hotel EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.
TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends, if any, were reinvested.

*
Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021.

*
Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021

*
Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021.

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:
•
Same Store Hotel EBITDA;

•
Same Store Hotel RevPAR Growth;

•
Transaction Activity; and

•
Relative TSR.

For additional details regarding our most important financial performance measures, please see the section titled “Elements of 2022 Executive Compensation-Annual Cash Incentive Program” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.
Risk Considerations in our Executive Compensation Program
The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management, and other employees, which mitigate potential risks to us that could arise from our compensation program. Following the assessment, the Compensation Committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.

AUDIT COMMITTEE REPORT
The Audit Committee (“Audit Committee”) of the Board of Directors (“Board”) of Summit Hotel Properties, Inc. (“Company”) oversees the Company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (“Annual Report”), and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (“SEC”), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in person and three times via video teleconference in 2022, with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report.
The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 as amended (“Code”). The Audit Committee determined that the Company was in compliance with the Code for 2022.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young, LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2022, was in fact “independent.”
The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the New York Stock Exchange (“NYSE”).

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board has identified Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay and Hope S. Taitz as “audit committee financial experts” within the meaning of the SEC rules.
Audit Committee of the Board:
Jeffrey W. Jones (Chair)
Bjorn R. L. Hanson
Kenneth J. Kay
Hope S. Taitz
March 31, 2023
Principal Accountant Fees and Services
The following is a summary of the fees billed to the Company by EY, the Company’s current independent registered public accounting firms for professional services rendered for the years ended December 31, 2022 and 2021:
	Year Ended December 31, 2022	Year Ended December 31, 2021
Audit Fees	$1,565,000*	$1,033,650**
Audit-Related Fees	$74,350	$5,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,639,350*	$1,038,650**

*
Includes fees totaling $58,800 paid by the Company’s Joint Venture partner pursuant to joint venture partnership agreement.

**
Includes fees totaling $61,250 paid by the Company’s Joint Venture partner pursuant to joint venture partnership agreement.

Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the annual consolidated financial statements, review of the interim consolidated financial statements, review of registration statements, and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements. Audit Fees for 2022 increased in part because of the change in the size and scope of the Company following the NewcrestImage portfolio acquisition.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy
All fees for audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by EY in 2022 were compatible with the maintenance of EY’s independence in the conduct of its auditing functions. All the fees paid to EY in 2021 and 2022 that are described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth the beneficial ownership of our common stock and common units of limited partnership in the Operating Partnership (“OP Units”), as of March 7, 2023, for each stockholder and unitholder that is known by us to be the beneficial owner of more than five percent of our common stock or OP Units based upon filings made with the SEC by such stockholders and unitholders. OP Units may be redeemed for cash or, at our election, shares of common stock on a one-for-one basis.
Name of Beneficial Owner	Number of Shares of Common Stock and OP Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and OP Units(2)
BlackRock, Inc.(3)	20,078,353	18.78%	16.34%
The Vanguard Group, Inc.(4)	15,253,705	14.27%	12.41%
Bright Force Investment, LLC(5)	14,906,084	13.94%	12.13%
State Street Corporation(6)	7,078,138	6.62%	5.76%
Prudential Financial, Inc.(7)	6,983,998	6.53%	5.68%
Jennison Associates, LLC(8)	6,734,898	6.30%	5.48%
JP Morgan Chase & Co.(9)	6,476,446	6.06%	5.27%

(1)
Based on 106,901,576 shares of our common stock issued and outstanding as of March 7, 2023. The total number of shares of our common stock used in calculating each percentage shown includes all shares of our common stock that each beneficial owner has the right to acquire within 60 days of March 7, 2023 (pursuant to the exercise of stock options or upon the redemption of OP units), but such shares are not deemed to be outstanding for the purpose of computing the ownership percentage of any other beneficial owner.

(2)
Based on 122,878,383 shares of our common stock and OP units issued and outstanding as of March 7, 2023. The total number of shares of our common stock and OP units outstanding used in calculating each percentage shown includes all shares and units that each person has the right to acquire within 60 days of March 7, 2023 (pursuant to the exercise of stock options or upon the redemption of OP units) are outstanding, but such shares and units are not deemed to be outstanding for the purpose of computing the ownership percentage of any other beneficial owner.

(3)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”), with the SEC on January 23, 2023. BlackRock beneficially owns 20,078,353 shares of common stock, with sole power to vote on 19,699,003 of such shares, shared power to vote on none of such shares, sole power to dispose of 20,078,353 of such shares, and shared power to dispose of none of such shares through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd, other BlackRock Fund Advisors, each individually owning less than 5% of the total outstanding shares of common stock. BlackRock has its principal business office at 55 East 52nd Street, New York, NY 10055.

(4)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard Group”), with the SEC on February 9, 2023. The Vanguard Group beneficially owns 15,253,705 shares of common stock, with sole power to vote on none of such shares, shared power to vote 169,187 of such shares, sole power to dispose 14,980,347 of such shares, and shared power to dispose of 273,358 of such shares. The Vanguard Group has its principal business office at 100 Vanguard Boulevard, Malvern, PA 19355.

(5)
The number of OP units and the information in this footnote are based on the Schedule 13D filed with the SEC on July 25, 2022 by Bright Force Investment, LLC (“Bright Force”). Bright Force had shared voting and dispositive power over 14,540,877 units. The units are held directly by Bright Force, which is a wholly owned subsidiary of NewcrestImage Holdings, LLC (“NewcrestImage”). An additional 365,207 units are held directly by Supreme Bright New Orleans II, LLC, an indirect wholly-owned subsidiary of Newcrest. Newcrest may be deemed to share the voting and dispositive power with respect to these units. The address of Bright Force is 1785 State Highway 26, Suite 400, Grapevine, TX 76051.

(6)
Based solely on information contained in a Schedule 13G/A filed by State Street Corporation (“State Street”), with the SEC on February 10, 2023. State Street beneficially owns 7,078,138 shares of common stock, with sole power to vote on none of such shares, shared power to vote 5,664,186 of such shares, sole power to dispose on none of such shares, and shared power to dispose of 7,078,138 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd. State Street has its principal business office at One Lincoln Street, Boston, MA 02111.

(7)
Based solely on information contained in a Schedule 13G filed by Prudential Financial, Inc. (“Prudential”), with the SEC on February 13, 2023. The shares listed in the table are beneficially owned by the following subsidiaries of Prudential: The Prudential Insurance Company of America, Jennison Associates, LLC, PGIM, Inc., PGIM Quantitative Solutions LLC and PRUCO Securities, LLC. Prudential has sole power to vote 221,160 of such shares, shared power to vote 6,762,838 of such shares, sole power to dispose 221,160 of such shares, and shared power to dispose of 6,762,838 of such shares. Principal has its principal business office at 751 Broad Street, Newark, NJ 07102-3777.

(8)
Based solely on information contained in a Schedule 13G filed by Jennison Associates (“Jennison”), with the SEC on February 7, 2023. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment advisor of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential. Jennison has sole voting and dispositive power with respect to all of the listed shares. Jennison has its principal business office at 466 Lexington Avenue, New York, NY 10017.

(9)
Based solely on information contained in a Schedule 13G filed by JP Morgan Chase & Co. (“JP Morgan”), with the SEC on January 13, 2023. JP Morgan beneficially owns 6,476,446 shares of common stock, with sole power to vote 6,196,261 of such shares, shared power to vote 152,630 of such shares, sole power to dispose 6,332,031 of such shares, and shared power to dispose of 126,869 of such shares through itself and being the parent holding company or control person over each of the following subsidiaries: J.P. Morgan Securities LLC, JPMorgan Chase Bank, National Association, JPMorgan Asset Management (UK) Limited, J.P. Morgan Investment Management Inc. JP Morgan has its principal business office at 383 Madison Avenue, New York, NY 10179.

Security Ownership of Management (Executive Officers and Directors)
The following table sets forth the beneficial ownership of our common stock as of March 28, 2023, for each of our named executive officers, each of our directors and all our executive officers and directors as a group.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares(2)
Jonathan P. Stanner(3)	1,217,705	1.14
William H. Conkling(3)	439,597	*
Christopher R. Eng(3)	293,816	*
Paul Ruiz(3)	262,478	*
Thomas W. Storey	153,573	*
Bjorn R. L. Hanson	96,476	*
Jeffrey W. Jones	83,048	*
Kenneth J. Kay	83,048	*
Hope S. Taitz	64,965	*
Amina Belouizdad Porter	21,756	*
Mehulkumar B. Patel(4)	491,194	*
All directors and executive officers as a group (11 persons)	3,207,656	3.00%

*
Represents less than one percent of the outstanding shares of common stock.

(1)
Unless otherwise indicated in the following footnotes, each person has sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by such person. The address of each named person is Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738.

(2)
Based on shares of our common stock issued and outstanding as of March 25, 2023. The total number of shares of our common stock outstanding used in calculating this percentage assumes that all shares of our common stock that each person has the right to acquire within 60 days of March 25, 2023, (pursuant to the exercise of stock options or upon the redemption of common units) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3)
Includes unvested restricted shares of our common stock issued under our Equity Incentive Plan.

(4)
Includes 479,295 shares of common stock issuable upon redemption of OP Units in the Operating Partnership on a one-for-one basis. The OP Units are held through a family company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transaction Policy
We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all related person transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) our Company or one of our subsidiaries will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The Nominating and Corporate Governance Committee may deem certain related person transactions to be pre-approved.
Related Person Transactions
In the first quarter 2022, the Company acquired 27 hotels and two parking structures from affiliates of NewcrestImage Holdings, LLC (“NewcrestImage”) through its joint venture with GIC, Singapore’s sovereign wealth fund (“Joint Venture”). The total consideration for the transaction was comprised of $776.5 million, or $209,000 per key, for the 27-hotel portfolio, $24.8 million for the two parking structures, and $20.7 million for the various financial incentives. The Company funded its 51% equity contribution through the issuance of common operating partnership units valued at $160 million and preferred operating partnership units with an annual coupon of 5.25% valued at $50 million. The Joint Venture secured a $410 million term loan and GIC’s equity contribution of $208 million was funded in cash.
Director Nomination Agreement
In connection with the acquisition of hotels from affiliates of NewcrestImage, in January 2022, the Company entered into a Director Nomination Agreement with Bright Force Investment, LLC (“Bright Force”), Sagestar Family, LLC (“Sagestar Family”) and C&D Family Holdings, LLC (“C & D Family Holdings”), each of which is an affiliate of NewcrestImage. Pursuant to the Director Nomination Agreement, for so long as the total number of shares of the Company’s common stock and the Operating Partnership’s common units owned of record by Bright Force, Sagestar Family and C&D Family Holdings or their affiliates is equal to at least 10% of the sum of (X) the number of the Company’s common stock outstanding plus (Y) the number of the Operating Partnership’s common units outstanding that are not owned directly or indirectly by the Company, Bright Force, Sagestar Family and C&D Family Holdings and such affiliates will have the collective right to designate one individual as a nominee for election to the Company’s Board at each annual meeting of the stockholders of the Company (or special meeting of the stockholders in lieu of an annual meeting at which Directors are to be elected). The current nominee designated under the Director Nomination Agreement is Company director, Mr. Mehulkumar Patel.
Registration Rights Agreement
In connection with the acquisition of hotels from affiliates of NewcrestImage, in January 2022, the Company entered into a Registration Rights Agreement with Bright Force, Sagestar Family and C&D Family Holdings. Pursuant to the Registration Rights Agreement, the Company filed with the SEC, on May 9, 2022, a registration statement on Form S-3 to register the issuance or resale, as applicable, of the Company’s common stock issuable upon redemption of, or in exchange for, the Operating Partnership’s common units received upon closing of the acquisitions from NewcrestImage.
Tax Protection Agreement
In connection with the acquisition of hotels from affiliates of NewcrestImage, in January 2022, the Company entered into a Tax Protection Agreement with NewcrestImage. Pursuant to the Tax Protection Agreement, the Company has agreed to indemnify NewcrestImage for certain tax liabilities resulting from the sale, exchange, transfer or other disposition of a property contributed by NewcrestImage.

OTHER INFORMATION
Discretionary Voting Authority
We do not anticipate that any matter other than the proposals set out in this proxy statement will be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their discretion.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any person who owns more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities. During 2022, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied, except Mr. Patel filed a Form 4 on January 19, 2022 related to the acquisition of common units in Summit Hotel OP, LP. Mr. Patel filed the report one day late.
Stockholder Proposals and Director Nominations for the 2024 Annual Meeting of Stockholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials
Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2024 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than December 2, 2023, the date 120 calendar days before the first anniversary of the date of this proxy statement and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2024 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2023 annual meeting of stockholders. Proposals should be mailed to our Secretary at the following address:
Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary
Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations
Stockholders who wish to nominate persons for election to the Board at the 2024 annual meeting of stockholders or who wish to present a proposal at the 2024 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than November 2, 2023 and no later than December 1, 2023 (provided, however, that if the 2024 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2024 annual meeting of stockholders and no later than the later of the 120th day prior to the date of the 2024 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2024 annual meeting of stockholders. A stockholder’s written notice should be sent to our Secretary at the following address:
Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary

Solicitation of Proxies for 2024 Annual Meeting of Stockholders
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024 (provided, however, that if the 2024 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, notice must be received no later than the later of the 60th day prior to the date of the 2024 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made).
Requests for Annual Report
A copy of our Annual Report, including the consolidated financial statements and the financial statement schedules, may be obtained at our website at www.shpreit.com. If you would like to receive a complimentary copy of our Annual Report, please submit a written request to:
Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Investor Relations
BY ORDER OF THE BOARD OF DIRECTORS
Christopher Eng
Executive Vice President, General Counsel,
Chief Risk Officer and Secretary
Austin, Texas
March 31, 2023

SUMMIT HOTEL PROPERTIES, INC. 13215 BEE CAVE PARKWAY, SUITE B-300 AUSTIN TX, 78738 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET — www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/23/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/23/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Bjorn R. L. Hanson 1b. Jeffrey W. Jones 1c. Kenneth J. Kay 1d. Mehulkumar B. Patel 1e. Amina Belouizdad Porter 1f. Jonathan P. Stanner 1g. Thomas W. Storey 1h. Hope S. Taitz The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratify the appointment of ERNST & YOUNG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. 3. Approve an advisory (non-binding) resolution on executive compensation. NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. For Against Abstain 0 0 0 0 0 0 R1.0.0.6 1 _ 0000592431 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com SUMMIT HOTEL PROPERTIES, INC. Annual Meeting of Stockholders May 24, 2023 8:00 AM CENTRAL TIME This proxy is solicited by the Board of Directors The stockholder (the “Stockholder”) of SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), hereby appoints Jonathan P. Stanner and Christopher R. Eng, or either of them, as proxies, each with the power to appoint his substitute, to attend the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 AM, CENTRAL TIME on May 24, 2023, at the Hampton Inn & Suites located at 200 San Jacinto Boulevard, Austin, Texas 78701, and at any adjournments or postponements thereof, to cast on behalf of the Stockholder all the votes that the Stockholder is entitled to cast at the Annual Meeting and to otherwise represent the Stockholder at the Annual Meeting. The Stockholder hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The votes entitled to be cast by the Stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. R1.0.0.6 2 _ 0000592431 Continued and to be signed on reverse side